Exhibit 10.8

EXECUTION

CERTAIN CONFIDENTIAL INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE (I) IT IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE AND CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

dated as of

April 28, 2020

by and among

BOSTON SCIENTIFIC CORPORATION,

THE AFFILIATES OF PARENT IDENTIFIED HEREIN,

and

MINERVA SURGICAL, INC.

i

ii

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A – Bill of Sale and Assignment and Assumption Agreement
Exhibit B – Buyer Out-License Agreement
Exhibit C – Seller Out-License Agreement
Exhibit D – Supply Agreement
Exhibit E – Transition Services Agreement
Exhibit F – Convertible Note Agreement
Exhibit G – Observer Rights Letter

Schedule 2.01(a)(vi) – Acquired Contracts
Schedule 2.01(a)(viii) – Prepayments, Deposits, Rebates and Refunds
Schedule 2.01(a)(xii) – Computer Software Data and Information and Related Hardware
Schedule 2.02(b)(vi) – Other Excluded Liabilities
Schedule 2.03(b)(i) – Seller Allocation
Schedule 2.05(c)(iii) – Required Third-Party Consents
Schedule 5.04(a) – Guarantees, Letters of Comfort, Indemnities or Similar Arrangements
Schedule 5.05(a) – Trademarks
Schedule 5.06(e) – Shared Contracts
Schedule 5.08(a) – Business Employee Information

Seller Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 28, 2020, is made by and among (i) BOSTON SCIENTIFIC CORPORATION, a Delaware corporation (“Parent”), (ii) those Affiliates of Parent that hold Purchased Assets, as identified on Annex A (the “Sellers”), on the one hand, and (iii) MINERVA SURGICAL, INC., a Delaware corporation (“Buyer”), on the other hand.

RECITALS

WHEREAS, Parent, directly and its various Affiliates including the Sellers, is engaged in, among other things, designing, developing, manufacturing, marketing, distributing and selling the Products (collectively, the “Business”); and

WHEREAS, Parent wishes to sell, or cause to be sold, to Buyer, and Buyer wishes to purchase from the Sellers, all right, title and interest in and to certain assets of the Business, and in connection therewith Buyer is willing to assume the liabilities relating thereto described herein, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding, mediation, litigation or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Ancillary Agreements” means the Bills of Sale, the Supply Agreement, the Buyer Out-License Agreement, the Seller Out-License Agreement, the Transition Services Agreement, the Observer Rights Letter, the Convertible Note Agreement and any other agreements that the parties may mutually agree upon prior to Closing.

“Balance Sheet Date” means December 31, 2019.

“Bills of Sale” means the Bill of Sale and Assignment and Assumption Agreements to be executed by Parent and/or the applicable Sellers at the Closing, substantially in the form of Exhibit A.

“Books, Records and Files” means any studies, reports, records (including shipping and personnel records), books of account, invoices, contracts, instruments, surveys, data (including financial, sales, purchasing and operating data), computer data, disks, diskettes, tapes, marketing plans, customer lists (including hospital and surgeon names), supplier lists, distributor lists, CRM database information (including communications, opportunities and contacts), correspondence and other documents.

“Business Consultants” means the consultants of Parent or any of its Affiliates who have been performing services for the Business.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Boston, Massachusetts or in the State of California.

“Business Intellectual Property” means, collectively, the Business Transferred Intellectual Property and the Business Licensed Intellectual Property.

“Business IT Systems” means the systems or networks used primarily in the Business or included in the Purchased Assets, or any Personal Data or Intellectual Property primarily used, maintained, or otherwise processed by or for the Business or Parent or any of its Affiliates (in each case, relating primarily to the Business or Purchased Assets).

“Business Licensed Intellectual Property” means the Intellectual Property of Parent and its Affiliates identified on Section 3.08(a)(i) of the Seller Disclosure Schedule.

“Business Transferred Intellectual Property” means the Intellectual Property of Parent and its Affiliates identified on Section 3.08(a)(ii) of the Seller Disclosure Schedule.

“Buyer Capital Stock” means the Buyer Closing Capital Stock and any other class or series of capital stock of Buyer issued to any Person from and after Closing, including pursuant to a Subsequent Equity Raise.

“Buyer Stockholder Documents” means each of (a) the Amended and Restated Investor Rights Agreement, dated December 19, 2012, by and among Buyer and certain other parties thereto, as amended, (b) the Amended and Restated Voting Agreement, dated December 19, 2012, by and among Buyer and certain other parties thereto, as amended, and (c) the Amended and Restated Right of First Refusal and Co-Sale Agreement, dated December 19, 2012, by and among Buyer and certain other parties thereto, as amended.

“Buyer Out-License Agreement” means that certain Non-Exclusive License Agreement, substantially in the form of Exhibit B hereto, to be entered into between Buyer and Parent at the Closing, pursuant to which Boston Scientific Scimed, Inc., is licensed the Business Transferred Intellectual Property.

“Buyer Series D Preferred Stock” means the Series D Preferred Stock of Buyer, par value $0.001 per share.

“Buyer Series D Preferred Stock Price” means, with respect to a payment or recovery of Buyer Series D Preferred Stock hereunder, (a) if shares of the common stock of Buyer are listed on a nationally recognized share exchange, the volume-weighted average of the closing sale prices of the shares of such common stock of Buyer for the ten (10) consecutive trading days prior to the date a party becomes entitled to such payment or recovery, and otherwise, (b) $1.87.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended to be legally binding, whether oral or written, including all amendments thereto.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Convertible Note Agreement” means that certain Note Purchase Agreement, substantially in the form of Exhibit F hereto, to be entered into by Buyer, certain shareholders of Buyer and Parent at or prior to the Closing.

“Conveyance Taxes” means all transfer, documentary, recording, sales, use, registration, stamp and other similar Taxes (including all applicable real estate transfer Taxes, but excluding any Taxes based on or attributable to income or capital gains and Property Taxes) together with any notarial and registry fees and recording costs imposed by any Taxation Authority or other Governmental Authority in connection with the transfer of the Purchased Assets or the Assumed Liabilities hereunder.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, security interest, title defect, voting trust, shareholders’ agreement, proxy, encumbrance, lien, burden, license, charge or other similar restriction, lease, sublease, title retention agreement, option, easement, covenant, encroachment or other adverse claim, other than, with respect to Intellectual Property included in the Purchased Assets, any licenses of Intellectual Property.

“Environmental Laws” means any United States Federal, state or local or any foreign Laws (including the common law), Governmental Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Environmental Release of, or exposure to, Hazardous Materials, or to human health and safety.

“Environmental Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDA Laws” means all Laws applicable to the operation and business of Parent or any of its Affiliates related to the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy„ reliability or manufacturing of medical devices, including (a) the Federal Food, Drug, and Cosmetic Act of 19.38, as amended (21 U.S.C. Section 321 et seq.), (b) the Public Health Service Act of 1944, (c) the rules and regulations promulgated and enforced by the FDA thereunder, including, as applicable, those requirements relating to the FDA’s Quality System Regulation, Good Laboratory Practices, Good Clinical Practices, investigational use, premarket notification and premarket approval and applications to, market new medical devices, (d) Laws governing the development, conduct, monitoring; subject informed consent, auditing, analysis and reporting of clinical trials (including the Good Clinical Practice regulations), (e) Laws governing data-gathering activities relating to the detection, assessment, and understanding of adverse events (including adverse event and malfunction reporting regulations of FDA and ICH) and (f) all comparable state, federal or foreign Laws relating to any of the foregoing.

“FDCA” means the Federal Food, Drug, and Cosmetic Act of 1938, as amended (21 U.S.C. Section 321 et seq.).

“Fraud” means a Person’s (a) knowing and intentional material misstatement or omission about a material fact or circumstance made with the intent to induce another Person to rely on such misstatement or omission or to act or refrain from acting based on such misstatement or omission, where such other Person did rely on, act or refrain from acting based on such misstatement or omission, and such other Person suffered damages or harm as a result of such reliance, or (b) knowing and intentional breach of the representations and warranties contained in Article 3 or Article 4, in each case, as qualified by the Disclosure Schedule.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any United States federal, state or local or any non-United States government, governmental, regulatory or administrative authority, agency or commission, or non-governmental body that has been authorized by Law to act for a governmental body, or any court, tribunal, or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means (a) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances, and (b) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Healthcare Laws” means any and all applicable Laws relating to the regulation of the health care industry, including to the extent applicable any of the following: (a) Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 et seq. (the Medicare statute); (b) any joint federal or state health care or health insurance program, including Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 et seq. (the Medicaid statute); (c) TRICARE, 10 U.S.C. § 1071 et seq.; (d) the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn, the Federal Health Care Program Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Federal False Claims Act (31 U.S.C. §§ 3729-3733), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Federal Anti-Kickback Act of 1986 (41 U.S.C. §§ 8701-8707), the Federal Civil Monetary Penalties Law (42 U.S.C. §§ 1320a-7a and 1320a-7b), the Exclusion Laws (42 U.S.C. § 1320a-7), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and any similar state laws and regulations; (e) the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (as amended and codified at 45 CFR Parts 160, 162 and 164), and their implementing regulations and similar applicable federal and state laws (“HIPAA”); (f) corporate practice of medicine laws; (g) the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq., and the rules, regulations and directives promulgated thereunder (including Quality System Regulations, CFR 21, Part 820); (h) the Safe Medical Devices Act of 1990, and the implementing rules, regulations and legally enforceable guidance documents; (i) the Drug Quality and Security Act, including the Supply Chain Security Act, and the implementing rules, regulations and legally enforceable guidance documents; (j) the federal Controlled Substances Act, its implementing regulations, legally enforceable guidance documents and state level counterparts; (k) the Federal Trade Commission Act, 15 U.S.C. § 41 et seq. and the rules, regulations and directives promulgated thereunder; and (l) any Law that regulates kickbacks, fee-splitting, patient or program charges, claims submissions, recordkeeping, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded or debarred from government health care programs, quality, safety, privacy, security, licensure or any other aspect of providing health care.

“Indebtedness” means, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, and (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Intellectual Property” means all intellectual property rights of any kind in any jurisdiction, including rights in, to and concerning (a) patents, patent applications and statutory invention registrations, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and re-examinations thereof, (b) Trademarks, (c) published and unpublished works of authorship and copyrights therein, and copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereof, (d) software, source code (human readable format), object code (machine readable format), data, databases and compilations of information, (e) confidential and proprietary information, inventions, formulas, processes, developments, technology, research, trade secrets and know-how, (f) all applications and registrations for the foregoing, and (g) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof.

“Knowledge” means, when used in connection with the Sellers or Parent with respect to any matter in question, the knowledge of [***] who shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such individual has actual knowledge of such fact, circumstance, event or other matter, or (ii) such individual would have had knowledge of such fact, circumstance, event or other matter after reasonable inquiry (including of direct reports), none of whom shall have any personal liability or obligation regarding such knowledge of Sellers or Parent.

“Law” means, with respect to any Person, any applicable domestic, federal, state, municipal, local, national, supranational, or foreign or other statute, law (whether statutory or common law), constitution, ordinance, treaty, regulation, rule, code, order, directive (including those of any self-regulatory organization), arbitration award, settlement agreement, consent decree, judgment, license, permit, approval, or clearance, or any other requirement of any Governmental Authority, in each case, that is binding on such Person.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement or undertaking.

“Observer Rights Letter” means a letter from Buyer providing board observer rights to Parent in the form of Exhibit G hereto.

“Open Source Software” means any software that is licensed under terms that require, as a condition of use, modification and/or distribution of a work, (a) the making available of source code preferred for modification, (b) the granting of permission for creating derivative works, or (c) the granting of a royalty-free license to any party under Intellectual Property rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work.

“Parent Retained Intellectual Property” means all Intellectual Property of Parent and its Affiliates other than the Business Transferred Intellectual Property and the Business Licensed Intellectual Property.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, materialmen, construction or other Encumbrances arising by operation of law or in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, (c) statutory Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, employment insurance and other social security legislation, (d) those other defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, are not material in amount or significance to the Business, and (e) those encumbrances securing Indebtedness that shall be released on or prior to the Closing Date.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization, joint venture or other entity.

“Personal Data” means (a) a natural person’s name, address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, biometric identifier, or any other information that alone or in combination with other information allows the identification of or contact with a natural person, household, or device, and (b) any other information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information”, “personal information,” or any similar term under any applicable Law governing privacy, data protection, or security of Protected Health Information(as defined under HIPAA) or other protected information relating to individual persons, households, or devices.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and that portion of a Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on (and including) or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Law” means any Law (including the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations contained in 45 C.F.R. Parts 160, 162, and 164); the EU General Data Protection Regulation, Privacy and Electronic Communications Directive 2002/58/EC, Personal Information Protection and Electronic Documents Act, the CAN-SPAM Act, the California Consumer Privacy Act, any applicable published industry best practice or other standard (including the PCI Data Security Standard, as applicable), and each Privacy Policy and contractual requirement, in each case as amended from time to time, relating to (i) privacy, data protection, or the collection, use, disclosure, transmission, maintenance, transfer, security, or other processing of Personal Data or (ii) the initiation, transmission, interception, receipt, or other processing of communications.

“Privacy Policy” means each external or internal, past or present policy, statement, or notice of Parent, its Affiliates, or the Business relating to privacy, data protection, or the collection, use, disclosure, transmission, maintenance, transfer, security, or other processing of Personal Data.

“Product” means each or any of the following individually, which collectively may be referred to as the “Products”:

(a)

Parent’s Symphion™ tissue removal system, including controller, fluid management system, 6.3mm hysteroscope, and 3.6mm RF bipolar tissue resection device, and related accessories, for the removal of uterine tissue (“Symphion”);

(b)	Parent’s 5Fr and 9Fr RESECTR™ tissue resection device, and related accessories and components; and

(c)	Parent’s Genesys HTA™ system for the treatment of abnormal uterine bleeding, including related accessories and components.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Real Property” means all land, together with the buildings and other structures, facilities or improvements located thereon, and all easements, licenses, rights and appurtenances relating to the foregoing.

“Registrations” means those authorizations and/or approvals issued by any Governmental Authority (including premarket approval applications, premarket notifications, investigational device exemptions, manufacturing approvals or authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are exclusively held by Parent or its Affiliates as of the Closing, for the manufacture, distribution, marketing, storage, transportation, use and sale of the Products as of the Closing Date.

“Regulatory Authority” means the FDA and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use handling and control, safety, efficacy, reliability or manufacturing of medical devices.

“Seller Disclosure Schedule” means the Seller Disclosure Schedule attached hereto, dated as of the Closing Date, delivered by Parent to Buyer in connection with this Agreement.

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate has resulted or would reasonably be expected to result in any change or effect, that is materially adverse to the business, operations, properties, financial condition or results of operations of the Business, taken as a whole, or otherwise materially adversely affect the ability of Seller to consummate the transactions contemplated hereby; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: (a) the execution, delivery or announcement of this Agreement, (b) any change, effect, event, occurrence, state of facts or development (i) in the United States or foreign financial or securities markets or the United States or foreign economy in general or in the industries in which the Business operate in general, (ii) in applicable Laws or accounting rules, or (iii) arising in connection with earthquakes, epidemics, pandemics, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Closing Date, in the cases of (i) and (iii), solely to the extent the Business is not disproportionately affected as compared to other businesses in the industries and in the geographic locations in which the Business operates; (c) any failure, in and of itself, by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions; (d) the effect of any action taken by Buyer or its Affiliates with respect to the transactions contemplated hereby or with respect to the Purchased Assets; or (e) any matter described in the Seller Disclosure Schedule.

“Seller Out-License Agreement” means that certain Non-Exclusive License Agreement, substantially in the form of Exhibit C hereto, to be entered into between Buyer and Parent at the Closing, pursuant to which Buyer is licensed the Business Licensed Intellectual Property for use in the Business.

“Straddle Period” means any Tax period beginning before or on the Closing Date and ending after the Closing Date. With respect to Taxes relating to a Straddle Period, the portion of any Tax (or refund or credit of any Tax) that is allocable to a Pre-Closing Tax Period shall (a) in the case of Property Taxes, be deemed to be the amount of such Taxes (or refund or credit of such Taxes) for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, except Conveyance Taxes, be deemed to equal the amount which would be payable (or refunded or credited) if the Straddle Period ended on and included the Closing Date.

“Supply Agreement” means that certain Supply Agreement, substantially in the form of Exhibit D hereto, to be entered into by and between Parent and Buyer at the Closing.

“Tax” or “Taxes” means any United States federal, state or local, or non-United States income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, net worth, intangibles, social security, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by Law, contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Taxation Authority” means any Governmental Authority having any responsibility for (a) the determination, assessment or collection or payment of any Tax, or (b) the administration, implementation or enforcement of or compliance with any law relating to any Tax.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers and all goodwill associated with any of the foregoing, registrations and applications for registration thereof, including all extensions, modifications and renewals of same.

“Transition Services Agreement” means a transition services agreement, to be entered into among Buyer, Parent and certain Affiliates of Parent, substantially in the form of Exhibit E attached hereto, at the Closing.

Section 1.02    Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
“Acquired Contracts”	2.01(a)(vi)
“Agreed-Upon Allocation”	2.03(b)(ii)
“Agreement”	Preamble
“Allocation Accounting Firm”	2.03(b)(ii)
“Assumed Liabilities”	2.02(a)
“Business”	Preamble
“Business Employees”	5.07(a)
“Business Financial Statements”	3.04(a)
“Buyer”	Preamble
“Buyer Closing Capital Stock”	4.07
“Buyer Fundamental Representations”	7.01
“Buyer Indemnified Parties”	7.02
“Cash Purchase Price”	2.03(a)(iv)
“Closing”	2.04
“Closing Cash Purchase Price”	2.03(a)(i)
“Closing Date”	2.04
“Closing Stock Consideration”	2.03(a)(ii)
“Combination Product”	2.07(a)(i)
“Company Product”	2.07(a)(ii)
“Confidentiality Agreement”	5.02(a)
“Delayed Cash Purchase Price”	2.03(a)(iv)
“Design Revision”	2.07(a)(iv)
“Development Due Date”	2.07(b)(i)
“Development Milestone”	2.07(a)(iii)

Definition	Location
“Development Milestone Payment”	2.07(a)(v)
“Disposable Product”	2.02(a)
“DMR”	2.07(a)(iv)
“Earnout Accounting Firm”	2.07(c)(iii)
“Earnout Objection Period”	2.07(c)(iii)
“Earnout Objection Statement”	2.07(c)(iii)
“Earnout Statement”	2.07(c)(ii)
“Environmental Permits”	3.07
“Excluded Assets”	2.01(c)
“Excluded Business”	2.01(c)(v)
“Excluded Liabilities”	2.02(b)
“FDCA”	3.06(b)
“Final Allocation”	2.03(b)(ii)
“First Revenue Milestone Payment”	2.07(a)(vi)
“Fixed Symphion Controllers”	2.07(a)(iii)
“Licensed Marks”	5.05(c)
“LMR”	2.07(a)(iv)
“Losses”	7.02
“Material Contract”	3.11(a)
“Milestone Payments”	2.03(a)(v)
“Net Revenue”	2.07(a)(vii)
“Net Sales Update Statement”	2.07(c)(i)
“Nortech”	2.07(a)(iv)
“Parent”	Preamble
“Parent Business Licensed Marks”	5.05(c)
“Parent Fundamental Representations”	7.01
“Parent Non-Business Licensed Marks”	5.05(b)
“Parent’s Investments”	2.01(c)(x)
“Permits”	3.06(b)
“Privileged Information”	9.16
“Privileges”	9.16
“Proposed Allocation”	2.03(b)(ii)
“Purchase Price”	2.03(a)
“Purchased Assets”	2.01(a)
“Revenue Milestone Payments”	2.07(a)(viii)
“Second Revenue Milestone Payment”	2.07(a)(ix)

Definition	Location
“Seller Allocation”	2.03(b)(i)
“Sellers”	Preamble
“Shared Asset(s)”	2.01(c)(iii)
“Social Security Act”	3.11(e)
“Special Representations”	7.01
“Stock Consideration”	2.03(a)(ii)
“Third Party Claim”	7.05(b)
“TSA End Date”	2.02(a)(i)

ARTICLE 2

PURCHASE AND SALE

Section 2.01    Purchase and Sale of Assets.

(a)    Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Parent shall sell, convey, assign and transfer, and shall cause each Seller to sell, convey, assign and transfer, to Buyer, and Buyer shall purchase from Parent and the Sellers, the following assets, rights and properties of Parent and its Affiliates (the “Purchased Assets”):

(i)    the Products, including all rights of Parent and its Affiliates to research, develop, manufacture, sell, distribute, promote, and use (or cause to be researched, developed, manufactured, sold, distributed, promoted and used) the Products;

(ii)    all tangible personal property and interests therein, including machinery, equipment, training materials and equipment, mechanical and spare parts, supplies, owned and leased motor vehicles, mobile telephones, computer equipment, communications equipment, PDA bar code readers, fixtures, trade fixtures, tools, tooling, dyes, cap and component molds, furniture, furnishings, office equipment and supplies, production supplies, other miscellaneous supplies and other tangible property of any kind, in each case, used or held for use primarily related to or primarily in connection with the Business;

(iii)    the Business Transferred Intellectual Property;

(iv)    copies of the Registrations, supported by and including: (A) the original documents, to the extent originals are available, in the possession of Parent or the Sellers evidencing such Registrations issued to Parent or the Sellers by a Governmental Authority exclusively related to the Products, in each case to the extent assignable with or without requiring the consent of the issuing Governmental Authority; (B) all related Registration applications, clinical research and trial agreements, data results and records of clinical trials and marketing research, all other clinical documents required to be kept by Law, all documents required be kept under the FDA Quality System Regulation or any other Law regulating the design or manufacture of the Products, design history files, technical files, drawings, manufacturing, packaging and labeling specifications, validation documentation, packaging specifications, quality control standards and other documentation, research tools, laboratory notebooks, files and correspondence with regulatory agencies and quality reports and all relevant pricing information and correspondence with Governmental Authorities with respect to such pricing matters, in each case to the extent exclusively related to the Business; and (C) any and all documentation related to the design, development, manufacture, test, release, distribution, worldwide market registration and clearance or approval, and post market surveillance and history of usage of such Products and proposed future products, as well as all quality system documentation, in each case, exclusively related to the Products or the Business;

(v)    all advertising, marketing and promotional materials and all other printed or written materials, including website content (but excluding the design of such websites), in each case, primarily used in the Business;

(vi)    except as set forth in Sections 2.01(c) and 2.02(b), all Contracts to which Parent or its Affiliate is a party or by which it or any of its assets is bound, in each case as of immediately prior to the Closing, exclusively used in or exclusively related to the Business or the Products, and any rights or claims arising thereunder, and, in each case, as identified on Schedule 2.01(a)(vi) (collectively, the “Acquired Contracts”);

(vii)    all inventories, including raw materials, works in process, semi-finished and finished products, stores, replacement and spare parts, packaging materials, operating supplies and inventory on consignment, in transit or deposited in a warehouse, in each case, used or held for use primarily in connection with the Business;

(viii)    all prepayments, security deposits, rebates, refunds (other than Tax refunds described in Section 2.01(c)(xii)) and prepaid expenses, in each case, primarily related to the Business and identified on Schedule 2.01(a)(viii);

(ix)    all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind (including all damages and payments for past, present or future infringement or misappropriation of Business Transferred Intellectual Property, the right to use and recover for past infringements or misappropriations of Business Transferred Intellectual Property, and any and all corresponding rights that have been, now or hereafter may be secured throughout the world with respect to any Business Transferred Intellectual Property), except to the extent any of the foregoing relate to (A) Excluded Assets or Excluded Liabilities, or (B) intercompany receivables between Parent and any of its Affiliates, or between any Affiliate of Parent and any other Affiliate of Parent;

(x)    all Books, Records and Files (other than income and similar Tax Returns and related books, records and files) exclusively used in, or exclusively related to, the Business;

(xi)    all permits, licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies, in each case to the extent transferable and primarily used in, or primarily related to, the Products, other than permits, licenses, certifications and approvals which are being retained by Parent and access to which are contemplated to be provided under any of the Ancillary Agreements for the periods provided therein;

(xii)    all software, data and information, and all related hardware, in each case, primarily used in the Business, or primarily related to, the Products, and all software incorporated in the Products;

(xiii)    all claims under insurance policies and claims or benefits in, to or under any express or implied warranties from suppliers of goods or services relating to inventory sold or delivered to Parent or any Seller prior to the Closing, in each case to the extent primarily related to the Business; and

(xiv)    all goodwill of the Business as going concerns (excluding any goodwill associated with Parent’s name).

(b)    Books, Records and Files. Notwithstanding anything to the contrary contained in this Agreement, Parent may retain copies of any Books, Records and Files conveyed pursuant to Section 2.01(a) solely for its use with respect to its businesses other than the Business and may redact any information not related to the Business from any Books, Records and Files and similar materials conveyed pursuant to Section 2.01(a).

(c)    Excluded Assets. Notwithstanding anything in Section 2.01(a) to the contrary, Buyer shall not purchase, and the Purchased Assets shall not include, any right, title and interest in or to any of the following assets of Parent and its Affiliates (collectively, the “Excluded Assets”):

(i)    all cash and cash equivalents, securities and negotiable instruments on hand, in lock boxes, in financial institutions or elsewhere, including any cash residing in any collateral cash account securing any obligation or contingent obligation;

(ii)    all intercompany receivables between Parent and any of its Affiliates, or between any Affiliate of Parent and any other Affiliate of Parent, and all accounts, notes and other receivables resulting from sales by Parent or its Affiliates of products (whether or not generated by the Business) prior to Closing, whether current or noncurrent, including all file documentation related to such accounts, notes and other receivables, including invoices, shipping documents, communications and correspondence submitted to or received from customers related to such sales;

(iii)    except as otherwise expressly set forth in this Agreement or the Ancillary Agreements, the ownership right in any property, interest, right or asset, including Contracts, that is used in the Business and primarily in one or more other businesses of Parent (each, a “Shared Asset(s)”);

(iv)    all Real Property of Parent and its Affiliates (including any of Parent’s or its Affiliates interests therein as a tenant or otherwise);

(v)    all businesses of Parent and its Affiliates other than the Business (the “Excluded Businesses”);

(vi)    subject to Section 5.05 and any license granted in accordance therewith, the Licensed Marks;

(vii)    the Business Licensed Intellectual Property to be licensed to Buyer pursuant to the Seller Out-License Agreement;

(viii)    the Parent Retained Intellectual Property;

(ix)    all Parent’s and its Affiliates’ investments in, or joint ventures or other partnerships with, other third-party businesses (equity, debt or otherwise), whether or not related to the Business (collectively, “Parent’s Investments”);

(x)    all rights and privileges under all Contracts of Parent or any of its Affiliates, other than the Acquired Contracts and Shared Contracts;

(xi)    all deposits and prepaid expenses made or paid to utility companies, vendors or other Persons;

(xii)    all Tax assets (including, but not limited to, any refunds or credits with respect to any Taxes paid or incurred by Parent or any Seller, any prepaid Taxes of Parent or any Seller, and any other rights to Taxes of Parent or any of the Sellers);

(xiii)    all Tax Returns (including supporting work papers and other documents relating to the Tax policies of Parent or any Seller, transfer pricing studies and other proprietary information related to the preparation and filing of Tax Returns, calculations of Tax and similar matters) that are not Purchased Assets;

(xiv)    subject to Section 9.16, any attorney-client privileges and rights of Parent or any of its Affiliates; and

(xv)    all rights of Parent and its Affiliates arising under this Agreement or the Ancillary Agreements, or from the consummation of the transactions contemplated hereby and thereby.

Section 2.02    Assumption and Exclusion of Liabilities.

(a)    Assumed Liabilities. Upon the terms and subject to the conditions and exclusions set forth in this Agreement, at the Closing, Buyer shall assume and agree to pay, perform and discharge when due, the following Liabilities of Parent and its Affiliates to the extent relating to or arising out of the Business, the Products or the Purchased Assets (collectively, the “Assumed Liabilities”):

(i)    all Liabilities of the Business associated with or relating to Buyer’s ownership, development or sale of any of the Purchased Assets or the operation of the Business that first arise on or after the Closing Date, including any product liability claims for personal or property damage, injury or death arising out of or related to the use of (A) a Disposable Product that is sold or otherwise distributed by Parent or its Affiliates at any time, and (B) following the [***] of the Closing Date (the “TSA End Date”), a non-Disposable Product that is sold or otherwise distributed by Parent or its Affiliates at any time, in each case (A) and (B) in any medical procedure that occurs on or after the Closing Date;

(ii)    all Liabilities and other obligations under any customer warranty relating to the Products or the Business or any services or repairs performed in the course of conducting the Business, including the warranties set forth in any Seller’s standard sales terms and conditions; and

(iii)    all Liabilities for (A) Taxes of Buyer or with respect to the Business or the Purchased Assets for any Post-Closing Tax Period, including Property Taxes allocable to Buyer under Section 6.03 and (B) any Conveyance Taxes to be borne by Buyer pursuant to Section 6.02.

For purposes of this Agreement, a “Disposable Product” means a single-use device, also referred to as a disposable device, that is intended for use on one patient during a single procedure.

(b)    Excluded Liabilities. As of the Closing, Parent or its Affiliates shall retain (or, if necessary, expressly assume), and shall be responsible for paying, performing and discharging when due, and none of Buyer or its Affiliates shall assume (by succession, transfer or assignment or otherwise) or have any responsibility for, any Liabilities of Parent, any Seller or any of their Affiliates or equity owners other than the Assumed Liabilities (the “Excluded Liabilities”), including any of the following Liabilities:

(i)    all Liabilities to the extent relating to or arising out of the Excluded Assets;

(ii)    all Liabilities relating to or arising out of other assets or businesses of Parent or any of its Affiliates that are not included in the Purchased Assets or related to the Business;

(iii)    all Liabilities of the Business associated with or relating to Parent or its Affiliates’ ownership, development or sale of any of the Purchased Assets or the operation of the Business, including any product liability claims for personal or property damage, injury or death arising out of or related to the use of (A) until the TSA End Date, a non-Disposable Product that is sold or otherwise distributed prior to the Closing Date in any medical procedure that occurs at any time, or (B) a Disposable Product that is a sold or otherwise distributed and used in any medical procedure that occurs prior to the Closing Date;

(iv)    all intercompany payables and loans between Parent and any of its Affiliates, or between any Affiliate of Parent and any other Affiliate of Parent;

(v)    all Liabilities for (i) Taxes of Parent or any of its Affiliates for any taxable period, (ii) Taxes with respect to the Business or the Purchased Assets for any

Pre-Closing Tax Period, including Property Taxes allocable to Parent or any Seller under Section 6.03 and (iii) any Conveyance Taxes to be borne by Parent or any Seller pursuant to Section 6.02;

(vi)    all Liabilities set forth on Schedule 2.02(b)(vi);

(vii)    all accounts payable and accrued expenses and other current liabilities of Parent or its Affiliates to the extent generated by the Business;

(viii)    all Liabilities relating to wages, salary, payroll, accrued vacation, accrued sick leave, severance, workers’ compensation, unemployment benefits, pension benefits, post-retirement welfare benefits, equity compensation or profit-sharing arrangements, health care plans or benefits or any other employee plans or benefits of any kind for current or former employees, consultants, or directors of Parent or any of its Affiliates, including, but not limited to, the Business Employees (excluding any such Liabilities relating to employment of Business Employees by the Buyer); and

(ix)    all Liabilities arising out of or relating to (A) any grievance or complaint of any current or former employee, consultant or director of Parent or any of its Affiliates arising out of or in connection with any acts or omissions of Parent or any of its Affiliates in connection with the operation of the Business prior to the Closing Date, or (B) any loan, employment, severance, retention or termination agreement with any stockholder or any employee, consultant or director of Parent or any of its Affiliates.

Section 2.03    Purchase Price; Allocation of Purchase Price; Post-Closing Adjustment.

(a)    Purchase Price. Subject to the terms and conditions of this Agreement, the purchase price for the Purchased Assets is payable as follows:

(i)    Buyer shall pay to Parent at Closing, for the benefit of Parent and the Sellers, an aggregate amount in cash equal to $15,000,000 (the “Closing Cash Purchase Price”);

(ii)    Buyer shall issue to Parent at Closing, for the benefit of Parent and the Sellers, a number of shares of Buyer Series D Preferred Stock equal to 8,049,711 (such shares, the “Closing Stock Consideration” and, together with any shares of Buyer Series D Preferred Stock issued in accordance with Section 2.07, the “Stock Consideration”);

(iii)    Buyer shall assume the Assumed Liabilities at the Closing;

(iv)    Subject to the right of setoff set forth in Section 7.04(d)(iv), Buyer shall pay to Parent on the twelve (12) month anniversary of the Closing, an aggregate amount in cash equal to $15,000,000 (the “Delayed Cash Purchase Price” and, together with the Closing Cash Purchase Price and any cash paid in accordance with Section 2.07, the “Cash Purchase Price”);

(v)    Subject to Buyer’s right of setoff in accordance with Section 7.04(d)(iv), Buyer shall pay to Parent, if and when payable on the terms and subject to the conditions set forth in Section 2.07, the Development Milestone Payment, the First Revenue Milestone Payment and the Second Revenue Milestone Payment (the “Milestone Payments”);

The Closing Cash Purchase Price, the Closing Stock Consideration, the Assumed Liabilities, the Delayed Cash Purchase Price and the Milestone Payments are collectively referred to herein as the “Purchase Price.”

(b)    Allocation of Purchase Price.

(i)    Each of Parent, Buyer, and their respective Affiliates agree to allocate the Purchase Price among Parent and Sellers in accordance with the methodology set forth in Schedule 2.03(b)(i) (the “Seller Allocation”). Each of Parent, Buyer, and their respective Affiliates acknowledges that it shall be bound the Seller Allocation in accordance with Section 2.03(b)(ii) and Section 2.03(b)(iii).

(ii)    As soon as practicable, and in any event not later than sixty (60) days after the Closing, Parent shall provide for Buyer’s review and comments a proposed allocation of the Purchase Price among the Purchased Assets by asset category prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, local or non-U.S. Law, as appropriate) (the “Proposed Allocation”). Buyer shall have the right to consent or object to the Proposed Allocation during the thirty (30) day period immediately following delivery of the Proposed Allocation. If Buyer delivers a notice of objection to Parent during that thirty (30) day period, Parent and Buyer shall negotiate in good faith to resolve their differences with respect to the Proposed Allocation. If Buyer makes no objection during that thirty (30) day period or Parent and Buyer agree on an allocation within the thirty (30) day period following Buyer’s delivery of such a notice of objection, the Proposed Allocation or the agreed allocation, as applicable, shall be final and binding on Parent, on behalf of itself and Sellers, and Buyer (together with the Seller Allocation, the “Agreed-Upon Allocation”). If Parent and Buyer are unable to reach agreement on the Proposed Allocation within thirty (30) days following the delivery to Parent of Buyer’s notice of objection to the Proposed Allocation, the allocation shall be determined by an internationally-recognized independent accounting firm mutually selected by Buyer and Parent (the “Allocation Accounting Firm”) using customary valuation methodologies; provided, however, that the Allocation Accounting Firm shall make its determination within thirty (30) days following the date on which the Allocation Accounting Firm is selected pursuant to this Section 2.03(b). The determination made by the Allocation Accounting Firm of the allocation shall be, absent manifest error, final and binding on Parent, on behalf of itself and the Sellers, and Buyer (together with the Seller Allocation, the “Final Allocation”). The Agreed-Upon Allocation and the Final Allocation, as applicable, may be revised by mutual agreement of Buyer and Parent, from time to time following the determination thereof, so as to reflect any matters that need updating (such as Purchase Price adjustments). The fees and expenses of the Allocation Accounting Firm shall be shared equally between Parent and Buyer.

(iii)    Each of Parent, Buyer and each of their respective Affiliates shall (i) be bound by the Agreed-Upon Allocation or Final Allocation, as applicable, for purposes of determining any Taxes, and (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Agreed-Upon Allocation or Final Allocation, as applicable. None of Parent, Buyer or their respective Affiliates shall take any position inconsistent with the Agreed-Upon Allocation or Final Allocation, as applicable, in any Tax Return, in any Tax refund claim, in any Tax litigation or administrative proceeding, or otherwise unless required by final determination by an applicable Taxation Authority; provided, however, that nothing contained herein shall prevent Buyer or Parent from settling any proposed deficiency or adjustment by any Taxation Authority based upon or arising out of the Agreed-Upon Allocation or Final Allocation, and neither Buyer nor Parent shall be required to litigate before any court any proposed deficiency or adjustment by any Taxation Authority challenging such proposed deficiency or adjustment by any Taxation Authority.

Section 2.04    Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Latham & Watkins LLP, 200 Clarendon Street, Boston, Massachusetts at 10:00 a.m., local Boston time, on the Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Sections 2.05 and 2.06 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or at such other time or on such other date as Parent and Buyer may mutually agree upon in writing (the date of the Closing, the “Closing Date”).

Section 2.05    Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date); provided, that the condition set forth in this Section 2.05(a) shall be deemed to have been satisfied unless the impact of all inaccuracies of such representations and warranties, considered collectively, has had and shall continue to have a Seller Material Adverse Effect, and Buyer shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by Parent and the Sellers on or before the Closing shall have been complied with in all material respects, and Buyer shall have received a certificate signed on behalf of Parent by an officer of Parent to such effect.

(c)    Closing Deliveries by Parent. At or prior to the Closing, Parent shall deliver or cause to be delivered:

(i)    executed counterparts of each Ancillary Agreement to which Parent or a Seller is a party and such other instruments, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer or necessary under applicable Law to effect the transfer of the Purchased Assets to Buyer and to evidence such transfer in the public records, in each case duly executed by Parent or the applicable Seller;

(ii)    a certificate of Parent’s and each Seller’s non-foreign status in accordance with Treasury Regulations Section 1.1445-2(b)(2), provided that Buyer’s sole right if Parent fails to cause any such certificate to be provided shall be to make an appropriate withholding to the extent required by Section 1445 of the Code;

(iii)    the third-party consents set forth on Schedule 2.05(c); and

(iv)    executed counterparts to each of the Buyer Stockholder Documents, binding Parent to such Buyer Stockholder Agreements as an Investor, as defined therein.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions.

(e)    Seller Material Adverse Effect. There shall have been no change, effect, event, occurrence, state of facts or development that has had or could reasonably be expected to result in a Seller Material Adverse Effect.

Section 2.06    Conditions to Obligations of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing, with the same force and effect as if made as of the Closing (other than such representations and warranties as are made as of another date, which shall be true and correct in all material respects as of such date); provided, that the condition set forth in this Section 2.06(a) shall be deemed to have been satisfied unless the impact of all inaccuracies of such representations and warranties, considered collectively, has had and shall continue to have a material adverse effect on Buyer or materially delay or prevent the consummation of the transactions contemplated hereby in accordance with the terms here, and Parent shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(b)    Covenants. The covenants and agreements contained in this Agreement to be complied with by Buyer on or before the Closing shall have been complied with in all material respects, and Parent shall have received a certificate signed on behalf of Buyer by an officer of Buyer to such effect.

(c)    Closing Deliveries of Buyer. At or prior to the Closing, Buyer shall deliver, or cause to be delivered:

(i)    the Closing Cash Purchase Price, by wire transfer in immediately available funds to an account or accounts designated in writing by Parent not fewer than three (3) Business Days prior to the Closing;

(ii)    a stock certificate representing the Closing Stock Consideration;

(iii)    the Convertible Note Agreement, executed by the signatories thereto; and

(iv)    executed counterparts of each Ancillary Agreement to which Buyer is a party and such other instruments, in form and substance reasonably satisfactory to Parent, as may be reasonably requested by Parent or necessary under applicable Law to effect the assumption by Buyer of the Assumed Liabilities and to evidence such assumption in the public records.

(d)    No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of such transactions.

Section 2.07    Earnout Payments.

(a)    Definitions.

(i)    “Combination Product” means any product comprising a Company Product and at least one other product that is not a Company Product (each, an “Other Product”) and is either (x) packaged together for sale or shipment as a single unit or sold (including rentals, leases, or other similar transactions) at a single price, or (y) marketed or sold collectively as a single product.

(ii)    “Company Product” means (a) any Product, or (b) any product that is a modification, improvement or derivative of any Product (collectively, with respect to clauses (a) and (b), “Company Products”).

(iii)    “Development Milestone” means, the delivery into finished goods inventory and availability for sale of at least twenty (20) Symphion controllers at least 50% of which fully incorporate the completed Design Revisions (“Fixed Symphion Controllers”).

(iv)    “Design Revision” means, [***].

(v)    “Development Milestone Payment” means $10,000,000.

(vi)    “First Revenue Milestone Payment” means (A) $5,000,000 if Net Revenue exceeds $26,000,000 in calendar year 2021, or (B) $10,000,000 if Net Revenue exceeds $30,000,000 in calendar year 2021. For clarity, the First Revenue Milestone Payment shall be zero if Net Revenue in calendar year 2021 is less than or equal to $26,000,000.

(vii)    “Net Revenue” means the gross amount invoiced by Buyer and its Affiliates from sale, transfer or other commercial disposition of the Company Products to third Persons, less the following deductions (to the extent not previously deducted):

(A)	Taxes levied on or with respect to the Company Products (excluding Taxes imposed on or with respect to net income, however denominated);

(B)	normal trade and quantity discounts granted in connection with such sale of the Company Products;

(C)	rebates, chargebacks, and credits given for any returned or rejected Company Products allowed or granted in the ordinary course of business;

(D)

rebates and chargeback payments in respect of the Company Products granted to managed health care organizations, national, state/provincial, local, and other governments allowed or granted in the ordinary course of business;

(E)	retroactive price reductions or billing errors with respect to sales of the Company Products that are allowed or granted in the ordinary course of business;

(F)	costs of insurance, carriage and freight of the Company Products and other transportation charges in respect of the distribution of such Company Products; and

(G)

any other charges, costs, expenses or accruals that are customarily deducted in the determination of “net revenue” or “net sales” in accordance with GAAP, consistently applied across similar product lines;

in each case (A)-(G), as determined from the books and records of Buyer and its Affiliates maintained in accordance with GAAP consistently applied in accordance with Buyer’s or its Affiliate’s historical practices. Net Revenue shall not include transfers or dispositions of any Company Product for pre-clinical or clinical purposes, compassionate use or as samples to the extent such transfer or disposition is free-of-charge. If a sale with respect to a Company Product involves consideration other than cash or is not at arm’s length, then Net Revenue from such sale shall be the arm’s length fair market value, as determined in good faith by Buyer.

If a Company Product is sold as a Combination Product in any country, Net Revenue of the Combination Product will be adjusted by multiplying the Net Revenue of the Combination Product by the fraction, A/(A+B), where A is the average invoice price of the Company Product when sold separately in such country and B is the average invoice price of the Other Product(s) included in the Combination Product when sold separately in such country. If, in a specific country, the Other Products are not sold separately in such country, Net Revenue of the Combination Product shall be calculated by multiplying Net Revenue of the Combination Product by the fraction, A/C, where A is the average invoice price in such country of the Company Product sold without such Other Products and where C is the average invoice price of the Combination Product in such country. If in a specific country, the relevant Company Product is sold only as a Combination Product, the relative value of the Company Product and the Other Products included in the Combination Product shall be negotiated and agreed upon in good faith by Buyer and Parent in order to determine the appropriate ratio for adjusting Net Revenue with respect to such Combination Product in such country.

(viii)    “Revenue Milestone Payments” means the First Revenue Milestone Payment and the Second Revenue Milestone Payment.

(ix)    “Second Revenue Milestone Payment” means (A) $5,000,000 if Net Revenue exceeds $30,000,000 in calendar year 2022, or (B) $10,000,000 if Net Revenue exceeds $37,000,000 in calendar year 2022. For clarity, the Second Revenue Milestone Payment shall be zero if Net Revenue in calendar year 2022 is less than or equal to $30,000,000.

(b)    Development Milestone Payment.

(i)    If, on or prior to the last date of provision of Symphion-related Seller Services, as defined in and pursuant to the Transition Services Agreement (the “Development Due Date”), Parent achieves the Development Milestone, then Buyer shall pay the Development Milestone Payment in accordance with this Section 2.07(b). If the Development Milestone is not achieved by the Development Due Date, then Parent shall, or shall cause its Affiliates to, within ten (10) Business Days of the Development Due Date, deliver to Buyer all books and records, including any work in progress, held by Parent or its Affiliates related to the achievement of the Development Milestone.

(ii)    Parent shall, or shall cause its Affiliate to, deliver to Buyer a written status update as to the progress towards the Development Milestone (each, an “Update Report”) not less frequently than once per calendar month until the earlier of the achievement in full of the Development Milestone and the Development Due Date. Such Update Reports shall include reasonably detailed information as to the progress of the Development Milestone, including status with respect to regulatory filings, if any. Upon achievement of the Development Milestone, Parent shall, or shall cause its Affiliates to, deliver to Buyer written notice of such achievement, together with all modifications, software, files, regulatory filings, required deliverables and any other books and records held by Parent or its Affiliates related to the achievement of the Development Milestone.

(iii)    Subject to Buyer’s right of setoff in accordance with Section 7.04(d)(iv), within twelve (12) months following achievement of the Development Milestone, Buyer shall deliver, or cause to be delivered, to Parent the Development Milestone Payment (A) by wire transfer in immediately available funds to an account or accounts designated in writing by Parent not fewer than three (3) Business Days prior to the date such Development Milestone Payment becomes payable, or (B) should Buyer be insolvent and not have sufficient available funds to pay the Development Milestone Payment in cash on the date such Development Milestone Payment becomes payable, at Parent’s election, (x) Buyer shall issue to Parent a number of Buyer Series D Preferred Stock equal to the Development Milestone Payment divided by the Buyer Series D Preferred Stock Price, rounded to the nearest whole share or (y) if at any time after Closing Buyer has an equity raise of at least $3 million (a “Subsequent Equity Raise”), Buyer shall issue to Parent a number of shares of the class or series of Buyer Capital Stock issued in such Subsequent Equity Raise equal to the Development Milestone Payment divided by the price per share of the Buyer Capital Stock issued in such Subsequent Equity Raise (the “Subsequent Equity Raise Stock Price”), rounded to the nearest whole share.

(c)    Revenue Milestone Payments.

(i)    As promptly as practicable and in any event within forty-five (45) days after the last calendar day of each calendar quarter in the calendar years 2021 and 2022 Buyer shall prepare and deliver to Parent a written statement (each, a “Net Sales Update Statement”) setting forth in reasonable detail its calculation of the Net Revenues for the applicable calendar quarter and the aggregate Net Revenue for the applicable calendar year as of the end of the applicable calendar quarter.

(ii)    As promptly as practicable and in any event within forty-five (45) days after the end of each of calendar years 2021 and 2022, Buyer shall prepare and deliver to Parent a statement (the “Earnout Statement”) setting forth in reasonable detail its calculation of the applicable Revenue Milestone Payment. After delivery of an Earnout Statement, Buyer shall give the Parent and its representatives, subject to Parent and such representatives being subject to confidentiality obligations and upon reasonable prior notice, reasonable access during normal business hours to review the work papers, schedules, memoranda and other documents prepared or reviewed by Buyer and its representatives in connection with the preparation of such Earnout Statement, and Buyer shall reasonably cooperate with and respond to such inquiries and otherwise reasonably cooperate with Parent and its representatives in the review of such Earnout Statement.

(iii)    Within thirty (30) days after delivery of the applicable Earnout Statement to Parent (the “Earnout Objection Period”), the Parent will advise Buyer in writing whether it agrees with or disputes such Earnout Statement. If Parent disputes the Earnout Statement, then prior to the end of the Earnout Objection Period, Parent shall deliver to Buyer a statement setting forth its objections thereto, including, in reasonable detail, the basis for such dispute, the dollar amounts involved and Parent’s calculation of the Revenue Milestone Payment for the applicable period (such written notice of objection, the “Earnout Objection Statement”). If such Earnout Objection Statement is not delivered to Buyer prior to the end of the Earnout Objection Period, the Earnout Statement shall be final, binding and non-appealable by the parties hereto. Parent and Buyer shall negotiate in good faith to resolve any objections made by Parent. If Parent and Buyer do not reach a final resolution within forty-five (45) days after the delivery of such Earnout Objection Statement, Parent and Buyer shall submit the any amount under dispute for final resolution to a nationally recognized independent accounting firm upon which Buyer and Parent shall reasonably agree (the “Earnout Accounting Firm”). The Earnout Accounting Firm shall act as an expert and not an arbitrator. The Earnout Accounting Firm shall make all calculations in accordance with GAAP, shall determine only the amount remaining in dispute between Buyer and Parent, and shall not be permitted or authorized to assign a dollar amount to any item in dispute greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of Buyer and Parent shall (A) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Earnout Accounting

Firm in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items and (B) subject to customary confidentiality agreement, provide the Earnout Accounting Firm with access to their respective books, records, personnel and representatives and such other information as the Earnout Accounting Firm may require in order to render its determination. The Earnout Accounting Firm shall be instructed to deliver to Buyer and Parent a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Earnout Accounting Firm by Buyer and Parent) of the disputed items within thirty (30) calendar days of receipt of the disputed items, which determination shall be final and binding on the parties hereto and not subject to appeal. The fees and expenses of the Earnout Accounting Firm shall be paid by Parent, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount contested but not awarded to the Buyer or Parent, respectively, bears to the aggregate amount contested by Parent and Buyer.

(iv)    Subject to Buyer’s right of setoff in accordance with Section 7.04(d)(iv), within fifteen (15) days after the final determination of the amount of each Revenue Milestone Payment, Buyer shall deliver, or cause to be delivered, to Parent such Revenue Milestone Payment (A) by wire transfer in immediately available funds to an account or accounts designated in writing by Parent not fewer than three (3) Business Days after the date such Revenue Milestone Payment becomes payable, or (B) should Buyer be insolvent and not have sufficient available funds to pay such Revenue Milestone Payment in cash, on the date such Revenue Milestone Payment becomes payable, at Parent’s election, (x) Buyer shall issue to Parent a number of Buyer Series D Preferred Stock equal to such Revenue Milestone Payment divided by the Buyer Series D Preferred Stock Price, rounded to the nearest whole share or (y) if at any time after Closing there has been a Subsequent Equity Raise, Buyer shall issue to Parent the number of shares of the class or series of Buyer Capital Stock issued in such Subsequent Equity Raise equal to such Revenue Milestone Payment divided by the Subsequent Equity Raise Stock Price, rounded to the nearest whole share.

(d)    Certain Obligations of Buyer.

(i)    During the period beginning on the Closing Date and ending on December 31, 2022, Buyer shall not, and shall not authorize or permit any of its Affiliates take any actions (or fail to take any action) with the primary intent or purpose of avoiding or reducing any Revenue Milestone Payment.

(ii)    Without limiting the foregoing, during the period beginning on the Closing Date and ending on December 31, 2022, Buyer shall use commercially reasonable efforts to market and sell the Company Products; provided, that Buyer shall be deemed to be in compliance with the foregoing with respect to any actions taken (or failures to take any action) that Buyer believes in good faith are in Buyer’s financial interest, without taking into account the effect of any Milestone Payments to be paid by Buyer in accordance with this Agreement.

(e)    Limitations of Obligations. Without limiting Buyer’s obligations under Section 2.07(d), Parent and the Sellers acknowledge that, after the Closing, Buyer and its Affiliates shall exercise operational control of the Business and Purchased Assets. Subject to Buyer’s obligations under Section 2.07(d), Parent and the Sellers acknowledge that the future development, use and/or commercialization activities of the Company Products and the Business are to be conducted by Buyer and its Affiliates in accordance with their own business judgment and in their sole and absolute discretion. Subject to compliance with Section 2.07(d) and Section 2.07(f), Parent and the Sellers further acknowledge that: (i) as between the parties, Buyer and its Affiliates will have complete control and sole and absolute discretion with respect to decisions concerning such activities as well as the conduct of the Business, (ii) such control and discretion over such activities and the conduct of the Business by or under the authority of Buyer and its Affiliates could have a material adverse effect upon any amount of the Revenue Milestone Payments, (iii) such control and discretion by Buyer and its Affiliates over the matters set forth in clauses (i) and (ii) above could result in Parent receiving no amounts whatsoever with respect to Revenue Milestone Payments, and (iv) Buyer and its Affiliates have no fiduciary duty or express or implied duty to Parent or the Sellers with respect to Net Revenue or the Revenue Milestone Payments. Notwithstanding anything to the contrary in Section 2.07(d)(ii), Buyer shall not be prohibited from developing, marketing or selling other products or services or conducting any other activities that may compete with any Company Products.

(f)    Change of Control. Upon any Change of Control of Buyer, or a sale, license, transfer or other disposition to any Person (other than an Affiliate of Buyer) of all or substantially all of the assets or rights that comprise the Company Products in a transaction or series of related transactions, Buyer shall cause any successor in interest to the assets or rights that comprise the Products to assume all of Buyer’s obligations under this Section 2.07, and upon such assumption, Company Buyer shall have no further liability or obligation to Parent or the Sellers under this Section 2.07. “Change of Control” means, with respect to any entity, one or more of the following: (a) the consummation of any transaction or series of transactions in which a Person or a group of Persons, other than an Affiliate of such entity, acquires equity securities of such entity representing more than 50% of the ordinary voting power to elect directors of such entity; or (b) the sale, transfer or other disposition of all or substantially all of the Purchased Assets subject to this Agreement in a single transaction or a series of transactions and whether by merger, purchase of assets, recapitalization or otherwise to any Person or Persons other than an Affiliate of Buyer.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLERS

Each of Parent and Sellers hereby represents and warrants to Buyer as of the Closing Date, as follows:

Section 3.01    Organization, Authority, and Qualification.

(a)    Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any document, instrument or certificate specifically contemplated by this

Agreement or the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Parent is a party will be, duly and validly executed and delivered by Parent, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto (other than Affiliates of Parent), this Agreement is, and each of the Ancillary Agreements to which Parent is a party will be, a legal, valid and binding obligation of Parent, enforceable against it in accordance with its terms.

(b)    Each Seller has been duly incorporated, is a validly existing legal entity and, where applicable, is in good standing (or its local equivalent) under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority to enter into, execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. Each of the Sellers is a wholly owned, direct or indirect, subsidiary of Parent. The execution and delivery by each Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance by such Seller of its obligations thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby will be, when executed as provided in this Agreement, duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been, and each Ancillary Agreement to which a Seller is a party will be, when executed as provided in this Agreement, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by each of the other parties thereto (other than Parent or any Affiliates of Parent), will constitute, when executed as provided in this Agreement, a legal, valid and binding obligation of such Seller enforceable against it in accordance with its terms.

Section 3.02    No Conflict. Assuming that all consents, waivers, approvals, orders, authorizations and other actions described in Section 3.03 have been obtained, all filings and notifications listed in Section 3.02 of the Seller Disclosure Schedule have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by Parent of this Agreement, and the execution, delivery and performance by each of Parent and each Seller of the Ancillary Agreements to which it is a party, do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by-laws (or similar organizational documents) of Parent or Sellers, (b) conflict with or violate any Law or Governmental Order applicable to Parent or Sellers, or (c) except as set forth in Section 3.02(c) of the Seller Disclosure Schedule, conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or to materially increase, additional, accelerated or guaranteed rights or entitlements of any Person, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or other assets of the Business under, any Contract to which Parent or any Seller is a party, or to which any of the respective Purchased Assets is subject, except, in the case of clauses (b) and (c), as individually or in the aggregate would not be material to the Business or the Purchased Assets.

Section 3.03    Governmental Consents and Approvals. The execution, delivery and performance by Parent of this Agreement, and the execution, delivery and performance by Parent and each Seller of each Ancillary Agreement to which it is a party, do not and will not require any material consent, waiver, approval or other order or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority, except (a) to the extent applicable, the requirements of the antitrust Laws of any relevant jurisdiction, (b) where failure to obtain such consent, waiver, approval, order or authorization or to make such filing or notification individually or in the aggregate has not had and would not reasonably be expected to have a Seller Material Adverse Effect, or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates (other than simply the change of the owner or operator of the Business).

Section 3.04    Financial Statements; Conduct in the Ordinary Course.

(a)    Parent has made available to Buyer copies of the unaudited statement of assets acquired and liabilities assumed of the Business as at December 31, 2019 and the related statement of revenues and direct expenses of the Business for the year ended December 31, 2019 (collectively, the “Business Financial Statements”). Each of the Business Financial Statements has been prepared in accordance with GAAP consistently applied in accordance with Parent’s historical practices insofar as such practices are consistent with GAAP and presents fairly in all material respects the financial position and results of operation of the Business (excluding the Excluded Assets and the Excluded Liabilities) as at the dates and for the periods indicated. Except as set forth in Section 3.04(a) of the Seller Disclosure Schedule, the balance sheets included in the Business Financial Statements do not include any material assets or liabilities not intended to constitute a part of the Business after giving effect to the transactions contemplated hereby. The statements of operations and financial condition included in the Business Financial Statements do not reflect the operations of any material entity or material business not intended to constitute a part of the Business after giving effect to all such transactions and reflect all material costs that historically have been incurred by the Business (other than the Excluded Assets and Excluded Liabilities).

(b)    Except as set forth in Section 3.04(b) of the Seller Disclosure Schedule or as explicitly contemplated by this Agreement, since the Balance Sheet Date (i) the Business has been conducted only in the ordinary course consistent with past practice and (ii) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with all such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Seller Material Adverse Effect.

(c)    Without limiting the generality of the foregoing, since the Balance Sheet Date: (i) none of Parent nor any of its Affiliates has sold, leased, transferred, licensed, sublicensed, or assigned, or entered into a Contract to do any of the foregoing with respect to, any of the material properties, material rights or material assets used or held for use primarily in connection with the Business, other than in the ordinary course of business consistent with past practice or as would not be material to the Business; (ii) none of Parent nor any of its Affiliates has created or permitted the creation of any Encumbrance on any of the assets used or held for use primarily in connection with the Business, other than Permitted Encumbrances or Encumbrances that will be released at or prior to Closing; and (iii) there has not been any product recall, warranty claim or indemnification claim in respect of the Products that, individually or in the aggregate, has been or would be material to the Business.

Section 3.05    Litigation. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, and except with respect to Taxes, which are the subject of Section 3.09, there is no material Action pending or, to the Knowledge of Parent, threatened against or affecting the Business or the Purchased Assets, nor is there any material demand or letter of any Governmental Authority or any Governmental Order outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, the Business or the Purchased Assets. Except as set forth in Section 3.05 of the Seller Disclosure Schedule, since the date Parent acquired each Product, with respect to such Product there has not been any Action against or affecting, or any settlements relating to, the portion of the Business or the Purchased Assets associated with such Product. As of the Closing Date, no Action by or against Parent or any of its Affiliates is pending, or to the Knowledge of Parent, threatened, that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or the Ancillary Agreements or prevent the consummation of the transactions contemplated hereby or thereby or be material to the Business or the Purchased Assets.

Section 3.06    Permits; Compliance with Laws.

(a)    Except with respect to Environmental Laws, Taxes and regulatory compliance, which are the subjects of Section 3.07, Section 3.09, Section 3.11 and Section 3.12, the Business is in compliance in all material respects with all Laws and Governmental Orders applicable to it, its properties or other assets or its business or operations.

(b)    The Business has in effect and in possession all grants, approvals, clearances, authorizations, certificates, filings, franchises, licenses, notices, permits, registrations, product listings, easements, variances, exceptions, exemptions, consents, orders and other authorizations of or with all Governmental Authorities necessary for the Business to own, lease or operate its properties and to carry on its activities and operations as currently conducted with respect to Products in accordance with all Laws (collectively, “Permits”), including all Permits under the FDCA, and, all such Permits are in full force and effect, except where the failure to have such Permits or their failure to be in full force and effect individually or in the aggregate would not be materially adverse to the Business or the Purchased Assets, taken as a whole. Since January 1, 2017, with respect to the Business, there has not occurred any default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, or violation of, any Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Seller Material Adverse Effect. As of the date of this Agreement, with respect to the Business or Purchased Assets, there is no suspension, cancellation, withdrawal or revocation thereof that is pending or threatened in writing, or any failure to comply with all Permits that would impair in any material respect the ability of Parent or its Affiliates to perform its obligations in accordance with this Agreement or to consummate the transactions, or prevent or materially delay the consummation of any of the transactions contemplated hereby. The consummation of the transactions contemplated by this Agreement, in and of itself, does not require the approval of any Governmental Authority that has issued or authorized any Permit and would not cause the revocation or cancellation of any Permit, except in each case as individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

Section 3.07    Environmental Matters. Except for those matters that individually or in the aggregate are not material to the Business or the Purchased Assets: (i) the Business is in material compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all material Permits required by applicable Environmental Laws for the Business to carry on its activities and operations as currently conducted (collectively, “Environmental Permits”) and, to the Knowledge of Parent, all of such Environmental Permits are in full force and effect, (ii) there is no Action pending or, to the Knowledge of Parent, threatened in writing, against or affecting the Business or the Purchased Assets alleging noncompliance with or liability under Environmental Laws, nor is there any Governmental Order outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, the Business or the Purchased Assets that relates to or arises under Environmental Laws; and (iii) to the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Business relating to or arising under Environmental Laws. This Section 3.07 constitutes all of Parent’s representations and warranties with respect to Environmental Laws, Environmental Permits, Hazardous Materials and other environmental matters and no other representations or warranties by Parent in this Agreement will be construed to apply to any matter relating to Environmental Laws, Environmental Permits, Hazardous Materials and other environmental matters.

Section 3.08    Intellectual Property.

(a)    Section 3.08(a) of the Seller Disclosure Schedule sets forth, as of the Closing Date, a complete and accurate list of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations, and copyright registrations (if any) that are included in (i) the Business Licensed Intellectual Property and (ii) the Business Transferred Intellectual Property (the “Business Registered Intellectual Property”).

(b)    Section 3.08(b) of the Seller Disclosure Schedule sets forth a complete and accurate list of all written licenses, assignments and other agreements relating thereto under which Parent or any of its Affiliates has been granted a license or right to use Business Intellectual Property. Parent has delivered or made available to Buyer correct and complete copies of all such licenses set forth in Section 3.08(b) of the Seller Disclosure Schedule (each, a “Licensed Intellectual Property Agreement”). With respect to each such license:

(i)    such license is valid and binding in accordance with its terms, and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

(ii)    such license will not require consent to assignment or cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, nor will the consummation of such transactions constitute a material breach or default under such license or otherwise so as to give the licensor or any other person a right to terminate such license;

(iii)    neither Parent nor any of its Affiliates has: (x) received any written notice of termination or cancellation under such license; (y) received any written notice of breach or default under such license, which breach has not been cured, or (z) expressly granted to any other third party any rights, adverse or otherwise, under such license; and

(iv)    neither Parent nor any of its Affiliates, nor, to the Knowledge of Parent, any other party to such license is in material breach or default thereof, and, to the Knowledge of Parent, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration under such license.

(c)    Infringement.

(i)    To the Knowledge of Parent, the operation of the Business, and the development, use, manufacture, marketing, distribution, import or sale of the Products as conducted and as contemplated to be conducted by Parent and its Affiliates as of the Closing (the “Parent Operations and Products”), have not interfered with, conflicted with, infringed upon, misappropriated or otherwise violated and do not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party.

(ii)    No Action is pending, or, to the Knowledge of Parent, is or has been threatened, alleging that Parent Operations and Products interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property of any third party, or that challenges or seeks to deny or restrict the exclusive ownership by or (exclusive, as applicable) license rights of Parent or any of its Affiliates of any of the Business Intellectual Property.

(iii)    Neither Parent nor any of its Affiliates has received any written notice or demand from any third party that Parent or its Affiliates cease and desist the use of any Business Intellectual Property, or alleging that the Business Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement.

(d)    Either Parent or one of its Affiliates is the sole owner of the entire right, title and interest in and to Business Transferred Intellectual Property and other Business Intellectual Property owned or purported to be owned by Parent or its Affiliates, in each case subject to no Encumbrances other than Permitted Encumbrances, and with respect to the Business Registered Intellectual Property has maintained all registrations, grants and certificates issued in any jurisdiction worldwide with respect thereto in full force and effect, and has a license or other legal right under Business Intellectual Property licensed or purported to be licensed to Parent or its Affiliates, subject to the terms of the Licensed Intellectual Property Agreements. To the Knowledge of Parent, the Business Intellectual Property includes all

Intellectual Property used in or necessary for the conduct of the Business, and there is no Intellectual Property other than Business Intellectual Property (and Intellectual Property in the public domain) that is used in or necessary to Parent Operations and Products or that could prevent the sale of any Products, provided that the foregoing representation and warranty is made to the Knowledge of Parent with respect to the Intellectual Property of third parties.

(e)    All required documents, recordations and certificates in connection with the Business Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and non-U.S. jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Intellectual Property (other than patent applications that have been abandoned or allowed to lapse in the ordinary course of business because they are not material to the Business). To the Knowledge of Parent, no inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed in the prosecution of any patent applications within any Business Registered Intellectual Property.

(f)    (i) Neither Parent nor any of its Affiliates is a party to any written agreement under which it has granted any material outstanding options, licenses, covenants, security interests, Encumbrances or other rights of any kind relating to Business Intellectual Property; nor (ii) is Parent or any of its Affiliates bound by or a party to any written agreement under which it has received any material options, licenses, or other rights of any kind with respect to the Intellectual Property of any other person; in each case of (i) and (ii), other than Contracts set forth in Section 3.08(f) of the Seller Disclosure Schedule.

(g)    Parent has no Knowledge that any of the Business Registered Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors), and no Action is pending or, to the Knowledge of Parent, threatened alleging that any Business Registered Intellectual Property is invalid or unenforceable in whole or in part.

(h)    To the Knowledge of Parent, no person is engaging in any activity that infringes, misappropriates or otherwise violates Business Intellectual Property, and no threat, notice, demand or other communication (oral or written) to that effect has been made by Parent or any of its Affiliates against any person. Neither Parent nor any of its Affiliates, nor, to the Knowledge of Parent, any of their licensors to the extent of exclusive rights held by Parent or any of its Affiliates, has granted any material license or other right to any third party with respect to Business Intellectual Property, other than Contracts set forth in Section 3.08(h) of the Seller Disclosure Schedule.

(i)    To the Knowledge of Parent, none of the Business Employees or Business Consultants is, with respect to the Business: (i) subject to confidentiality or non-compete restrictions in favor of any third person the breach of which would subject Parent or any of its Affiliates to any material liability; (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any Governmental Order of any court or administrative agency, that would interfere with their duties to Parent or any of its Affiliates, as applicable, or that would conflict with the Business or (iii) have filed any patent applications within the prior eighteen (18) months that have not been validly assigned to Parent or its Affiliates. To the Knowledge of Parent, each Business Employee and Business

Consultant has executed a proprietary information and inventions agreement in the form(s) previously provided to Buyer. To the Knowledge of Parent, no Business Employee or Business Consultant has excluded works or inventions necessary or useful to conduct the Business made prior to his or her employment or relationship with Parent or any of its Affiliates from his or her assignment of inventions pursuant to such employee’s proprietary information and inventions agreement.

(j)    Each of Parent and its Affiliates has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential information used or held for use in or related to the Business. To the Knowledge of Parent: (i) there has been no disclosure (except with a non-disclosure agreement in place governing such disclosure), misappropriation, misuse or breach of confidentiality of any material trade secrets or confidential information included in Business Intellectual Property by any Business Employee, Business Consultant or other Person; (ii) no Business Employee or Business Consultant has misappropriated, misused or breached the confidentiality of any trade secrets or confidential information of any other Person in the course of such performance as an employee, independent contractor or agent; and (iii) no Business Employee or Business Consultant is in material default or breach of any term of any employment agreement, consultant agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Business Intellectual Property.

(k)    Neither the execution, delivery or performance of this Agreement or any of the Ancillary Agreements nor the consummation of the transactions contemplated by this Agreement will, with or without notice or the lapse of time, result in a breach or violation of, or conflict with, any agreement concerning Business Intellectual Property or require consent for assignment, or result in or give any other person the right to cause: (i) a loss of, or Encumbrance on, any Business Intellectual Property, or cause any Business Intellectual Property to cease to be valid and enforceable rights of Parent or its Affiliates; (ii) the release, disclosure or delivery of any Business Intellectual Property by any escrow agent or to any other person; (iii) the grant, assignment or transfer by Parent to any other person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to any of Business Intellectual Property; or (iv) the forfeiture or termination, or give rise to a right of forfeiture or termination, of any Business Intellectual Property, or impair the right of Parent (or Buyer after the consummation of the transactions contemplated by this Agreement) to use, possess, sell or license, without restriction, any Business Intellectual Property or portion thereof, on terms identical in all material respects to those currently in effect in respect of the applicable Licensed Intellectual Property Agreement.

(l)    Neither Parent nor any of its Affiliates, nor, to Parent’s Knowledge, any of their respective shareholders, is or has ever been a member, promoter, or user of, or a contributor to, any industry standards body or similar organization (including any “open source” software compendium or collaboration or other group or organization) that could compel Parent or such Affiliate or shareholder thereof to grant or offer to any third party any license or right to Business Intellectual Property. To the Knowledge of Parent, no Open Source Software is incorporated into or combined with the Products, and neither Parent nor any of its Affiliates (i) uses or used Open Source Software to develop or provide the Products, or (ii) distributes or has distributed Open Source Software in conjunction with or for use with the Products, except as set forth in Section 3.08(k) of the Seller Disclosure Schedule.

(m)    Copies of all Privacy Policies relating to the Business have been made available to Buyer. Parent, its Affiliates and the Business comply, and all times have complied, in all material respects with all Privacy Laws applicable to the Business. There is no, and has been no, notice or communication to Parent, any of its Affiliates, or any of their respective representatives regarding (i) any actual or threatened Action involving Parent, any of its Affiliates, or any of their respective service providers or customers, relating to the Business or the Purchased Assets, by any Person, with respect to (A) the collection, use, disclosure, transmission, maintenance, transfer, security, or other processing of Personal Data or (B) the security, confidentiality, availability or integrity of any Business IT Systems or (ii) any actual, alleged or suspected violation of any Privacy Law by Parent, any of its Affiliates, or any of their respective service providers, relating to the Business or Purchased Assets. Parent and its Affiliates have at all times implemented, maintained, and monitored reasonable and appropriate measures, policies, and plans with respect to technical, administrative and physical security to preserve and protect the confidentiality, availability, security and integrity of all Business IT Systems. Such measures have complied at all times with applicable Privacy Policies in all material respects. There have been no material breaches of the security of, unauthorized use, acquisition, or other processing of, or loss, destruction, or alteration of, any Business IT Systems.

Section 3.09    Taxes. Except as set forth in Section 3.09 of the Seller Disclosure Schedule:

(a)    All material Tax Returns required by applicable Law to have been filed with any Taxation Authority by, or with respect to, the Purchased Assets or the Business have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects, and all Taxes required to be paid with respect to the Purchased Assets or the Business (regardless of whether shown to be due thereon) have been timely paid;

(b)    There are no Encumbrances for Taxes on any of the Purchased Assets other than Permitted Encumbrances; and

(c)    Parent and Sellers (with respect to the Purchased Assets, the Business and all Business Employees) have complied with all applicable Laws relating to the withholding and payment over of Taxes.

(d)    No material Tax Return with respect to the Business or the Purchased Assets is currently being audited or examined by any Taxation Authority or is currently the subject of any other Action. None of Parent, any Seller or any of their respective Affiliates or representatives has received any (i) written notice indicating an intent to open an audit or Action of any material Tax Return, (ii) request for information regarding material Tax matters, or (iii) notice of material Tax deficiency or material proposed Tax adjustment, in each case with respect to the Business or the Purchased Assets.

(e)    Neither Parent nor any Seller has any liability for material Taxes with respect to the Purchased Assets or the Business of any other Person other than its subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor.

This Section 3.09 constitutes all of Parent’s representations and warranties with respect to Taxes, and no other representation or warranty in this Agreement shall be construed to apply to any matter relating to Taxes.

Section 3.10    Material Contracts.

(a)    Except as set forth in Section 3.10(a) of the Seller Disclosure Schedule, as of the Closing Date, neither Parent nor any of its Affiliates is a party to any currently effective Contract related primarily to the Business, and none of the Purchased Assets or Business Licensed Intellectual Property are subject to any Contract, that involve (each, a “Material Contract”):

(i)    any Top Customer;

(ii)    any Top Supplier;

(iii)    obligations (contingent or otherwise) of, or payments by, Parent or any of its Affiliates related primarily to the Business in excess of $50,000 in any one calendar year or $100,000 over the current term of such agreement (other than those written agreements with employees or individual consultants);

(iv)    payments to Parent or any of its Affiliates related primarily to the Business in excess of $50,000 in any one calendar year or $100,000 over the current term of such agreement;

(v)    the license, assignment or transfer of any material Intellectual Property right to or from Parent or any of its Affiliates used or held for use exclusively in connection with the Business or the Products, including without limitation the Licensed Intellectual Property Agreements (in each case, other than non-exclusive licenses to Parent or its Affiliates arising from the purchase of “off-the-shelf” or other standard products, non-exclusive licenses from Parent or its Affiliates to persons solely for the purpose of such person providing services or products to Parent or its Affiliates, or non-disclosure agreements or agreements in the form(s) previously provided to Buyer relating to proprietary information and inventions executed in favor of Parent and its Affiliates by employees that are not key officers or key employees of Parent and its Affiliates (collectively, “Excluded Contracts”));

(vi)    any restriction on the right or ability of Parent or any of its Affiliates to do any of the following in each case, with respect to the Business: (A) to solicit any customer of any other person; (B) to acquire any product or other asset or any services from any other person; (C) to solicit, hire or retain any person as an employee, consultant or independent contractor; or (D) to engage in the Business in any geographic area or market segment or during any period of time;

(vii)    the design, development, or testing of the Products, or clinical trials (including pre- and post-marketing trials) relating to the Products;

(viii)    the manufacture, marketing, sale or distribution of any Products in any jurisdiction, or any restrictions on Parent’s or any of its Affiliates’ exclusive rights to develop, manufacture, assemble, distribute, market and sell the Products;

(ix)    indemnification by Parent or any of its Affiliates with respect to infringements of Intellectual Property rights primarily used in or primarily related to the Products or the Business;

(x)    the purchase of materials, supplies or equipment primarily related to the Business;

(xi)    joint ventures, partnerships or teaming arrangements, or involving a sharing of profits, losses, costs or Liabilities of Parent or any of its Affiliates primarily related to the Business;

(xii)    Indebtedness or Encumbrances on the Business other than would not result in any material Liability to Buyer;

(xiii)    any settlement related to the Products or the Business;

(xiv)    any other Contract with material obligations primarily related to the Business; or

(xv)    any other Contract that would otherwise be a “material contract” for the Business considered collectively on a stand-alone basis (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)    Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of Parent or any of its Affiliates which is party thereto, and, to the Knowledge of Parent, of the other parties thereto enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 3.10(b) of the Seller Disclosure Schedule, continue in full force and effect. Neither Parent nor any of its Affiliates nor, to the Knowledge of Parent, the other party or parties thereto, is in material breach or material non-compliance of the term of any Material Contract. Neither Parent nor any of its Affiliates has received written notice of any default or, to the Knowledge of Parent, any oral notice of default or threat thereof with respect to any Material Contract.

(c)    Parent has made available to Buyer complete and correct copies of all Material Contracts, together with all amendments, modifications or supplements thereto.

(d)    Except as set forth in Section 3.10(d) of the Seller Disclosure Schedule, no consent of any third party is required under any Material Contract as a result of or in connection with, and the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement, any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except where the failure to obtain such consent or the effect on enforceability, individually or in the aggregate, would not reasonably be expected to be material to the Business. Subject to obtaining the consents set forth in Section 3.10(d) of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not cause an increase or acceleration of any obligations of Parent or any of its Affiliates pursuant to any contract, agreement or other arrangement listed in Section 3.10(b) of the Seller Disclosure Schedule or give additional rights to any other party thereto nor will any such Material Contract in any other way be materially adversely affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement.

Section 3.11    FDA and Related Matters.

(a)    Parent and its Affiliates possess all Registrations required to conduct the Business as currently conducted, and Section 3.11(a) of the Seller Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of such Registrations. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of Parent, (i) neither the FDA nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the Products, and there is no false or misleading information or material omission in any Product application or other submission, notification or report to the FDA or any comparable Regulatory Authority or Governmental Authority. Parent and its Affiliates are in compliance with and have fulfilled and performed in all material respects their respective obligations under each such Registration, and, to the Knowledge of Parent, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of Parent, any third Person that is a manufacturer or contractor for Parent or any of its Affiliates is in compliance with all Registrations insofar as they pertain to the manufacture of Product components, accessories, parts or Products for Parent or any of its Affiliates, as applicable.

(b)    As to each Product subject to the FDCA or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by or on behalf of the Business, each such Product is being developed, manufactured, tested, distributed and/or marketed in material compliance with all applicable requirements under the FDCA and similar Laws, including those relating to investigational use, premarket clearance or marketing approval to market such Product, good manufacturing practices, labeling, advertising, promotion, continuing medical education, record keeping, training, medical device reporting, adverse event reporting, filing of other reports and security. Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, none of Parent or its Affiliates has received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Business, or (ii) otherwise alleging any material violation applicable to any such Product of any Law. To the Knowledge of Parent, any third Person that is a manufacturer or contractor for Parent or any Affiliate is in compliance with all FDA Laws or any other Law insofar as they pertain to the manufacture of Product components, accessories, parts or Products for Parent or any Affiliate.

(c)    With respect to the Business or the Products, there are no Actions pending or threatened in writing by or on behalf of the FDA or any other Regulatory Authority or Governmental Authority. Neither Parent nor any of its Affiliates has received any Form FDA-483, notice of adverse finding, FDA warning letter, notice of violation or “untitled letter”, notice of FDA action for import detention or refusal, or any other notice of an adverse action from the FDA or any other Regulatory Authority or Governmental Authority alleging or asserting noncompliance with any Laws in relation to the Business or any of the Products. Parent and all of its Affiliates have made all notifications, submissions, responses and reports as required by FDA Laws or any other applicable Law in relation to the Business or the Products, which were true and correct in all material respects as of the date of submission to the FDA or any comparable Regulatory Authority or Governmental Authority. To the Knowledge of Parent, no basis for liability exists with respect to any such notifications, submissions, or reports.

(d)    Except as set forth in Section 3.11(c) of the Seller Disclosure Schedule, as of the Closing Date, no Product developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of Parent or any of its Affiliates is under consideration for recall, withdrawal, suspension, seizure or discontinuance; or has been recalled, seized, withdrawn, or detained; or subject to a suspension of manufacturing, voluntary or involuntary corrective action, advisory notice, safety alert, or discontinued, or subject to any other administrative, regulatory, enforcement, or adverse action with respect to Products or the Business by a Regulatory Authority or Governmental Authority, pending or threatened in writing in the United States or outside the United States (whether voluntarily or otherwise). With respect to the Products and the Business, there are no facts or circumstances reasonably likely to cause an administrative, regulatory, enforcement, or any other adverse action by the FDA or similar Regulatory Authority or Governmental Authority.

(e)    All preclinical and clinical investigations sponsored or conducted by or on behalf of Parent or any of its Affiliates relating to the Business or any of the Products have been and are being conducted in material compliance with all applicable Laws and other requirements, including Good Clinical Practices, applicable research protocols, institutional review board or other ethics committee requirements, patient privacy requirements or restricting the use and disclosure of individually identifiable health information. No clinical trial sponsored or conducted by or on behalf of Parent or any of its Affiliates relating to the Business or any of the Products has been terminated, materially delayed, limited, suspended or placed on clinical hold prior to completion by the FDA, any other applicable Governmental Authority or Regulatory Authority, or any institutional review board or other ethics committee that has or has had jurisdiction over such clinical trial.

(f)    With respect to the Business, since January 1, 2017, none of Parent or its Affiliates has received any written notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Product, (ii) commenced, or threatened to initiate, any action to enjoin production of any Product, or (iii) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Product is manufactured, tested or packaged.

Section 3.12    Healthcare Regulatory Compliance.

(a)    With respect to the Business or the Products, neither Parent nor any of its Affiliates, nor any of its or their respective officers, directors, managing employees, nor, to the Knowledge of Parent, any agent of Parent or any of its Affiliates, is a party to, or bound by, any order, individual integrity agreement, corporate integrity agreement or other formal or informal agreement with any Governmental Authority concerning compliance with Healthcare Laws.

(b)    With respect to the Business, none of Parent or its Affiliates, nor, any officer, directors, employees or, to the Knowledge of Parent, agent of Parent or any of its Affiliates (i) has been convicted of any crime or engaged in any conduct in violation of a Healthcare Law, including conduct or a criminal offense that resulted or would reasonably result in debarment as mandated by 21 U.S.C. § 335a(a) or authorized by 21 U.S.C. § 335a(b) or any similar Law; (ii) has been has been debarred, excluded or suspended from participation in any federal health care program under any Healthcare Law, (iii) has had a civil monetary penalty assessed against it, him or her under any Healthcare Law, or (iv) is the target or subject of any current or potential investigation relating to any Federal Health Care Program-related offense, or has engaged in any activity that is in violation of, or is a cause for civil or criminal penalties, mandatory or permissive exclusion from any federal health care program under any Healthcare Law, including the following:

i.	knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

ii.	knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

iii.

knowingly and willfully soliciting, arranging or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for or in connection with referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program or (B) in return for purchasing, leasing or ordering, or arranging for or recommending purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

iv.

knowingly and willfully offering, arranging or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any Person to induce such Person (A) to refer an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program or (B) to purchase, lease or order, or arrange for or recommend purchasing, leasing or ordering, any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program unless such offer or payment fully complied with applicable statutory or regulatory safe harbors; and

v.

any other activity that violates any Law relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(c)    With respect to the Business or the Products, no Person has filed or has threatened in writing to file against the Parent or any of its Affiliates an action relating to any FDA Law or Healthcare Law under any federal or state whistleblower statute, including under the False Claims Act of 1863 (31 U.S.C. Section 3729 et seq.).

Section 3.13    Assets; Title to Assets; Sufficiency.

(a)    The Sellers represent all of the Affiliates of Parent that own, lease, control or hold a license or otherwise have a right to use the Purchased Assets.

(b)    Parent and the Sellers own and have good title to each of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, and following the Closing, Buyer will acquire good, valid, insurable and marketable title to, a valid leasehold interest in, or a valid license or right to use, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

(c)    Each item of material personal or tangible property included in the Purchased Assets (i) taken as a whole, is generally in operating condition and repair adequate for the purposes for which such assets are presently used, except for ordinary wear and tear or immaterial defects which do not materially adversely affect use and operation in the ordinary course of business and none are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and (ii) is in Parent’s or one of its Affiliates’ possession and control.

(d)    Except for the Purchased Assets, Excluded Assets and the assets to be provided under the Ancillary Agreements as of the Closing Date, there are no assets, properties or rights of Parent or its Affiliates that are used or held for use in or related to the Business or the Products. The Purchased Assets, together with the services and assets to be provided under the Ancillary Agreements as of the Closing Date, comprise all of the material services, material assets and material rights of Parent and its Affiliates necessary to produce and market the Products and operate the Business after the Closing.

Section 3.14    Brokers. Parent will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

Section 3.15    Customers and Suppliers.

(a)    Section 3.15(a) of the Seller Disclosure Schedule sets forth the ten (10) largest customers by revenue of the Business for the fiscal year ended December 31, 2019 (the “Top Customers”), together with the revenue derived from each such customer for such fiscal year.

(b)    Section 3.15(b) of the Seller Disclosure Schedule sets forth the ten (10) largest suppliers of goods and services to the Business by aggregate consideration paid for goods or services rendered for the fiscal year ended December 31, 2019 (the “Top Suppliers”), together with the amounts paid by the Business to each such supplier for such fiscal year.

(c)    To the Knowledge of Parent, none of Parent or any of its Affiliates has received any notice in the last year that any Top Customer or Top Supplier of the Business, taken as a whole, (a) has terminated, or will terminate its relationship with the Business, (b) has substantially reduced or will substantially reduce, the use of products, goods or services of the Business, including in each case after the consummation of the transactions contemplated hereby, except as, individually or in the aggregate, would not be material to the Business, or (c) in the case of any supplier, has materially adversely changed the pricing of its goods or services used by the Business.

(d)    No customer of the Business has been promised a refund, credit or exchange except for amounts that in the aggregate do not exceed $25,000 that remains, as of the Closing Date, outstanding or due and owing.

Section 3.16    Manufacturing. All manufacturing operations conducted by the Sellers and their Affiliates (or, to the Knowledge of the Sellers, by third parties on behalf of the Sellers and their Affiliates) relating to the manufacturing of the Products are being conducted in material compliance with current Good Manufacturing Practices and the quality system regulations of the FDA.

Section 3.17    Books, Records and Files. The Books, Records and Files related to the Business accurately and fairly reflect the activities of the Business.

Section 3.18    Investment Representations.

(a)    Parent is acquiring the Stock Consideration for investment for its own account, not as a nominee or agent, and, except in accordance with this Agreement, not with the view to, or for resale in connection with, any distribution thereof, and Parent has no present intention of selling, granting any participation in, or otherwise distributing any of such securities in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and has no contract, undertaking, agreement or arrangement with any Person regarding the distribution of such securities in violation of the Securities Act or any applicable state securities law.

(b)    Parent has been given the opportunity to obtain additional information to verify the accuracy of the information received and to ask questions of and receive answers from certain representatives of Buyer concerning the terms and conditions of Parent’s acquisition of the Stock Consideration pursuant to the terms of this Agreement. Parent is aware of Buyer’s business affairs and financial condition and has acquired sufficient information about Buyer to reach an informed and knowledgeable decision to acquire the Stock Consideration.

(c)    Neither Parent, nor, if applicable, any of its officers, directors, employees, agents, members or partners has (A) engaged in any general solicitation, (B) published any advertisement or (C) engaged in any “directed selling efforts” as defined in Rule 902 of Regulation S promulgated under the Securities Act, in any case in connection with the offer and sale of the Stock Consideration.

(d)    Parent understands that the Stock Consideration has not been registered under the Securities Act, is being issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Parent’s representations as expressed herein. Parent understands that the Stock Consideration is considered “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Parent must hold the Stock Consideration until it is registered with the Securities and Exchange Commission and, if applicable, qualified by state authorities, or an exemption from such registration and qualification requirements is available. Parent acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner or sale, the holding period of the Stock Consideration, and requirements relating to Buyer which are outside of Parent’s or Buyer’s control, and which Buyer is under no obligation and may not be able to satisfy.

(e)    Parent acknowledges that Buyer makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Parent of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer and its subsidiaries or the future business and operations of Buyer and its subsidiaries, or (ii) any other information or documents made available to Parent or its counsel, accountants or advisors or Parent with respect to Buyer and its subsidiaries or their respective businesses, assets, liabilities or operations, except as expressly set forth in this Agreement.

(f)    Parent understands and acknowledges that its investment in the shares of the Stock Consideration involves a high degree of risk and has sought such accounting, legal and Tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the shares of Buyer Capital Stock. Parent represents that it has consulted any Tax and financial consultants it deems advisable in connection with the receipt of or disposition of the Stock Consideration and that it is not relying on Buyer for any Tax or financial advice.

Section 3.19    Disclaimer. EXCEPT AS SET FORTH IN THIS Article 3 OR AS MAY BE SET FORTH IN ANY ANCILLARY AGREEMENT, NONE OF PARENT, ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF PARENT, ITS AFFILIATES OR THE BUSINESS. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Parent as of the Closing Date as follows:

Section 4.01    Organization, Authority and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any document, instrument or certificate contemplated by this Agreement or the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been, and upon their execution each of the Ancillary Agreements to which Buyer is a party will be, duly and validly executed and delivered by Buyer, and, assuming due authorization, execution and delivery by each of the other parties hereto and thereto, this Agreement is, and each of the Ancillary Agreements to which Buyer is a party will be, a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms.

Section 4.02    No Conflict. Assuming that all consents, waivers, approvals, orders, authorizations and other actions described in Section 4.03 have been obtained, all filings and notifications have been made and any applicable waiting period has expired or been terminated, the execution, delivery and performance by Buyer of this Agreement, and the execution, delivery and performance by Buyer of the Ancillary Agreements to which it is a party, do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or by-laws (or similar organizational documents) of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer, and (c) conflict with, result in any violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Encumbrance in or upon the properties or other assets of Buyer’s business under, any Contract to which Buyer is a party, or to which any of its properties or other assets is subject, except in the case of clause (b) above, as would not be material to Buyer.

Section 4.03    Governmental Consents and Approvals. The execution, delivery and performance by Buyer of this Agreement, and the execution, delivery and performance by Buyer of each Ancillary Agreement to which it is a party, does not and will not require any consent, waiver, approval or other order or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority, except (a) to the extent applicable, the requirements of the antitrust Laws of any relevant jurisdiction, (b) any consent, approval or other order or authorization of, action by or in respect of, or registration, declaration or filing with or notification to, any Governmental Authority that are the responsibility of Parent or the Sellers or (c) such consents, waivers, approvals or other orders or authorizations of, action by or in respect of, or registrations, declarations or filings with or notifications to, any Governmental Authority, which, if not obtained or made, would not have a material adverse effect on Buyer.

Section 4.04    Brokers. Buyer will be solely responsible for the fees and expenses of any broker, finder or investment banker entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, and in no way will such fee or expense be deemed an Excluded Asset or Excluded Liability.

Section 4.05    Solvency. After giving effect to the consummation of the transactions contemplated hereby and the incurrence of any indebtedness in connection therewith, assuming the representations and warranties of Parent and Sellers contained in this Agreement, the Ancillary Agreements and the certificates contemplated hereby and thereby are true and correct in all material respects as of Closing, Buyer shall not (i) be insolvent either because its financial condition is such that its debts are greater than the fair market value of its assets taken as a whole or because the present fair saleable value (on a going-concern basis) of its assets will be less than the amount required to pay its probable liability on its debts (including any legal liability whether matured or unmatured, liquidated, absolute, fixed or contingent with any contingent liability evaluated in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or mature liability) as they become absolute and matured; or (ii) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

Section 4.06    Availability of Funds. Buyer will at Closing, have sufficient immediately available funds, in cash, to pay the Closing Cash Purchase Price.

Section 4.07    Buyer Capitalization.

(a)    The authorized capital stock of Buyer consists of (i) 144,406,928 shares of common stock, par value $0.001 per share, of which 5,539,147 shares are issued and outstanding as of the date hereof, (ii) 2,725,000 shares of Series A Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date hereof, (iii) 4,083,542 shares of Series B Preferred Stock, par value $0.001 per share, all of which are issued and outstanding as of the date hereof, (iv) 13,995,537 shares of Series C Preferred Stock, par value $0.001 per share, of which 13,445,753 shares are issued and outstanding as of the date hereof, and (v) 100,928,318 shares of Buyer Series D Preferred Stock, of which 46,653,954 shares are issued and outstanding as of the date hereof (collectively, the “Buyer Closing Capital Stock”). The shares of Buyer Closing Capital Stock issued and outstanding as of the date hereof have been duly authorized, are validly issued, fully paid and non-assessable. The shares of Buyer Closing Capital Stock issued and outstanding as of the date hereof were issued in compliance with all applicable federal and state securities Laws and have not been issued in violation of preemptive or similar rights.

(b)    The Stock Consideration, when issued and delivered in accordance with and in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable shares of Buyer Closing Capital Stock and not issued in violation of any of the organizational or governing document of Buyer or of any preemptive or similar rights.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.01    Conduct of Business. From the date hereof until the Closing, Parent shall, and shall cause each of its Affiliates to, conduct the Business in the ordinary course consistent with past practice and use its commercially reasonable efforts to: (i) preserve intact the Business, the Purchased Assets and Business Intellectual Property; (ii) maintain in effect all of the Permits; and (iii) maintain satisfactory relationships with the customers, lenders, suppliers, licensors, licensees and distributors of the Business. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement, any other agreement or instrument being entered into in connection with this Agreement or required by Law, Parent shall not, nor shall it permit any of its Affiliates to, do any of the following in the conduct of the Business without the prior written consent of Buyer:

(a)    sell, lease, license or otherwise dispose of or encumber any of the Purchased Assets, except sales of inventory in the ordinary course of conducting the Business;

(b)    sell, license, assign or transfer any Business Transferred Intellectual Property to any third person other than Buyer or encumber any Business Transferred Intellectual Property, except for non-exclusive licenses granted in the ordinary course of conducting the Business; or

(c)    terminate, amend, or waive any material right under, any Acquired Contract.

Section 5.02    Access to Information; Confidentiality.

(a)    The parties hereby agree that from and after the Closing, except as would have been permitted under the terms of the Confidential Disclosure Agreement, dated as of November 7, 2019, between Parent and Buyer (the “Confidentiality Agreement”), (i) Buyer shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby and all confidential information relating to Parent and the Excluded Businesses, the Excluded Assets and the Excluded Liabilities, and (ii) Parent shall, and shall cause its officers, directors, employees, representatives and Affiliates to, treat and hold as confidential, and not disclose to any Person, information related to the discussions and negotiations between the parties regarding this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby and all confidential information relating to Buyer, the Purchased Assets and the Business. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)    Buyer acknowledges and agrees that any Confidential Information (as defined in the Confidentiality Agreement) provided to Buyer pursuant to this Agreement or otherwise by or on behalf of Parent or any officer, director, employee, agent, representative, accountant or counsel thereof shall be subject to the terms and conditions of the Confidentiality Agreement.

(c)    After the Closing Date, Parent shall (and shall cause its Affiliates to) afford to Buyer and its advisors, upon reasonable notice, reasonable access, during normal business hours, to the Books, Records and Files (including accountants’ work papers) relating to the Business for periods up to and including the Closing Date that are retained by Parent and its Affiliates pursuant to the terms of this Agreement (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party) and Parent shall cause its advisors to furnish, at Parent’s sole cost and expense, such information as may be reasonably requested by Buyer or its advisors in connection with financial reporting matters and other similar business purposes; provided, that nothing in this Section 5.02(c) shall require Parent or any of its Affiliates or advisors to furnish to Buyer or its advisors any materials prepared by Parent’s financial or legal advisors that are subject to an attorney-client privilege or an attorney work-product privilege or which may not be disclosed pursuant to a protective order; provided, further, that this Section 5.02(c) shall not apply to any Seller Services, as defined in the Transition Services Agreement, for which the terms and conditions of the Transition Services Agreement shall control. Parent shall, and shall cause its Affiliates to, maintain all such Books, Records and Files, and shall not destroy or dispose of any such Books, Records and Files, until the sixth (6th) anniversary of the Closing Date.

(d)    After the Closing Date, Buyer shall (and shall cause its Affiliates to) afford to Parent and its advisors, upon reasonable notice, reasonable access, during normal business hours, to the Books, Records and Files (including accountants’ work papers) relating to the Business for periods up to and including the Closing Date that are conveyed to, and held by, Buyer and its Affiliates on and after the Closing Date pursuant to the terms of this Agreement (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such party); provided, that nothing in this Section 5.02(d) shall require Buyer or any of its Affiliates or advisors to furnish to Parent or its advisors any materials prepared by Buyer’s financial or legal advisors that are subject to an attorney-client privilege or an attorney work-product privilege or which may not be disclosed pursuant to a protective order. Buyer shall, and shall cause its Affiliates to, maintain all such Books, Records and Files, and shall not destroy or dispose of any such Books, Records and Files, until the sixth (6th) anniversary of the Closing Date.

Section 5.03    Regulatory and Other Authorizations; Notices and Consents.

(a)    Each of Parent and Buyer shall (and each shall cause it respective Affiliates to) use its reasonable best efforts to obtain promptly all authorizations, consents, orders and approvals of all Governmental Authorities that may be or become necessary for the performance of its and the other party’s obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement. Parent and Buyer will cooperate with one another in promptly seeking to obtain all such authorizations, consents, orders and approvals; provided, however, that Parent shall not be required to pay any fees or other payments to any such Governmental Authorities in order to obtain any such authorization, consent, order or approval (other than normal administrative and filing fees that are imposed on Parent). Neither Parent nor Buyer shall knowingly take any action that would have the effect of materially delaying, impairing or impeding the receipt of any authorizations, consents, orders and approvals of any Governmental Authority; provided, however, that in no way shall reasonable and timely negotiations in good faith by Buyer with any applicable Governmental Authority in order to obtain such authorization, consent, order or approval be deemed to constitute an act materially delaying, impairing, or impeding the receipt of authorizations, consents, orders and approvals of such Governmental Authority. Parent and Buyer each agree to make, or to cause to be made, (i) an appropriate filing of a notification and report form pursuant to the antitrust Laws of any relevant jurisdiction if required and (ii) any other filing or notification required by any other applicable Law, in each case, with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable, and to supply promptly any additional information and documentary material that may be requested pursuant to the antitrust Laws of any relevant jurisdiction or any other applicable Law.

(b)    Each party to this Agreement shall promptly notify the other party of any material communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry related to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the antitrust Laws of any relevant jurisdiction. Subject to the Confidentiality Agreement, the parties to this Agreement will provide each other with copies of all material correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement.

Section 5.04    Release of Obligations.

(a)    Parent and Buyer will cooperate with each other with a view to entering into arrangements effective as of the Closing whereby Buyer would be substituted for Parent or its Affiliates in any guarantees, letters of comfort, indemnities or similar arrangements entered into by Parent or its Affiliates in favor of third parties in respect of the Business (but only to the extent such guarantees, letters of comfort, indemnities or arrangements constitute Assumed Liabilities and are listed on Schedule 5.04(a) hereto). If such substitution cannot be effected in accordance with this Section 5.04, the guaranteeing party shall not terminate such guaranty arrangements without the consent of the other party; provided, however, that such party shall enter into a separate guaranty with the other party or its Affiliates to guarantee the performance of the obligations of the relevant Person pursuant to the contract underlying such guaranty arrangements.

(b)    After the Closing, each of Parent and Buyer, at the request of the other party, shall use, and shall cause their respective Affiliates to use, reasonable best efforts to obtain any consent, substitution or amendment required to novate or assign all Assumed Liabilities to Buyer and any Excluded Liabilities to Parent or its Affiliates, and obtain in writing the unconditional release of Parent and its Affiliates with respect to the Assumed Liabilities and the unconditional release of Buyer and its Affiliates with respect to the Excluded Liabilities.

Section 5.05    Trademarks.

(a)    All registered Trademarks that are used exclusively in, or related exclusively to, the Business and do not include the name “Boston Scientific” (or any derivative thereof) (i) to the extent that they are owned by Parent and its Affiliates as of the Closing, shall constitute Purchased Assets to be assigned to Buyer at the Closing, and (ii) to the extent that they are licensed (with a right to sublicense) to Parent and its Affiliates by third parties as of the Closing, shall be sublicensed, as permitted by terms of the applicable master license, to Buyer at the Closing, in each case (i) and (ii) as identified on Schedule 5.05(a).

(b)    Parent shall retain the ownership of any Trademarks that are used both in the Business and any other business of Parent, that are not used exclusively in, or related exclusively to, the Business and that do not include the name “Boston Scientific” (the “Parent Non-Business Licensed Marks”). Buyer and its Affiliates shall have no right to use in any way the Parent Non-Business Licensed Marks.

(c)    Parent shall retain the ownership of the trade name “Boston Scientific” and any Trademarks that include the name “Boston Scientific” that are used in the Business as of the Closing (the “Parent Business Licensed Marks” and, together with the Parent Non-Business Licensed Marks, the “Licensed Marks”). Except as expressly provided in this Section 5.05, Buyer and its Affiliates shall have no right to use in any way Parent Business Licensed Marks.

(i)    Subject to the terms and conditions contained herein, effective as of the Closing, Parent hereby grants to Buyer and its Affiliates, for a period of twenty-one (21) months after the Closing, a non-exclusive, non-assignable, worldwide and royalty-free license, right and privilege to use the Parent Business Licensed Marks on any packages and labels of the products of the Business (including Products) for the sole purpose of the operation of the Business by Buyer and its Affiliates after the Closing.

(ii)    Effective upon the twenty-one (21) month anniversary of the Closing, Buyer and its Affiliates shall not use the Parent Business Licensed Marks in connection with the Business or otherwise.

(d)    As soon as reasonably practicable after the Closing, but in no event later than ninety (90) days after the Closing, Buyer shall cease to use and shall remove or cover the name “Boston Scientific” from all signs, billboards, telephone listings, stationary, office forms or other similar materials of the Business, unless such use is required by a Governmental Authority.

(e)    Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that Parent is the owner of all right, title, and interest in and to the Licensed Marks, and all such right, title, and interest shall remain with Parent and its Affiliates. All rights to Licensed Marks not expressly granted to Buyer and/or its Affiliates under this Agreement shall remain the exclusive property of Parent and its Affiliates. Buyer shall not (and shall ensure its Affiliates do not)

otherwise contest, dispute, or challenge the right, title, and interest of Parent and its Affiliates in and to the Licensed Marks. Buyer shall not (and shall ensure its Affiliates do not) file applications to register any Trademarks or apply for any domain names in any jurisdiction worldwide that are (i) confusingly similar to any of the Licensed Marks or (ii) consist of, in whole or part, any of the Licensed Marks. All goodwill and improved reputation generated by Buyer’s or its Affiliates’ use of the Licensed Marks shall inure to the benefit of Parent.

(f)    Until the [***] of the Closing, Buyer shall not (and shall ensure its Affiliates do not) contest, dispute, or challenge the right, title, and interest of Parent and its Affiliates in and to the Licensed Marks.

Section 5.06    Further Action.

(a)    Each of Parent, Sellers and Buyer shall (and each shall cause each of its respective Affiliates to) use its reasonable best efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law and the agreements included in the Purchased Assets, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement or to effect the separation of the Business and the Purchased Assets from other assets of Parent and its Affiliates.

(b)    To the extent that any of the transfers, distributions, deliveries and the assumptions required to be made in connection with the transactions contemplated by this Agreement shall not have been so consummated at Closing and subject to the terms of the Ancillary Agreements to the extent addressed thereby, the parties shall cooperate and use their reasonable best efforts to effect such consummation as promptly thereafter as reasonably practicable, including executing and delivering such further instruments of transfer and taking such other actions as the parties may reasonably request in order to effectuate the purposes of this Agreement or to more effectively transfer to Buyer or confirm Buyer’s right, title to or interest in, all of Sellers’ rights to the Purchased Assets, to put Buyer in actual possession and operating control thereof and to permit Buyer to exercise all of Sellers’ rights with respect thereto (including rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). In the event and to the extent that Parent or Buyer is unable to obtain any required consents, Parent or the applicable Seller shall (i) continue to be bound thereby pending assignment to Buyer, (ii) at the direction and expense of Buyer, pay, perform and discharge fully all of its obligations thereunder from and after the Closing and prior to assignment to Buyer, (iii) exercise or exploit its rights and options under all such agreements, leases, licenses and other rights and commitments when and only as reasonably directed by Buyer, and (iv) without further consideration therefor, pay, assign and remit to Buyer promptly all monies, rights and other consideration received in respect of such agreements or otherwise make available to Buyer the benefit of such agreements as contemplated by this Agreement, and subject in each case to the terms of the Ancillary Agreements to the extent the same may apply; provided, however, that none of Parent nor any of its Affiliates shall be obligated to transfer or license to Buyer any Business Intellectual Property licensed from third parties that, despite the use by Parent and its Affiliates of such efforts, is incapable of being transferred or licensed. If and when any such consent shall be obtained or such agreement, lease, license or other right shall otherwise become assignable, Parent or the applicable Seller shall promptly assign all its rights and obligations thereunder to Buyer without payment of further consideration and Buyer shall, without the payment of any further consideration therefor, assume such rights and obligations.

(c)    In the event that certain assets, rights or properties which properly constitute Purchased Assets were not transferred to Buyer at Closing, then Parent shall promptly take all steps reasonably necessary to transfer and deliver any and all of such Purchased Assets to Buyer without the payment by Buyer of any further consideration therefor. In the event that Parent can demonstrate that certain assets which do not properly constitute Purchased Assets were transferred to Buyer at Closing, then Buyer shall promptly take all steps reasonably necessary to transfer and deliver any and all of such assets to Parent without the payment by Parent of any further consideration therefor.

(d)    For a period of twenty-four (24) months following the Closing, Parent shall use commercially reasonable efforts to cooperate with Buyer to transition the Purchased Assets and the operations of the Business to Buyer, including by providing Buyer, upon reasonable written request, with reasonable cooperation in connection with any audit or financial reporting obligations associated with Buyer’s financial reporting requirements; provided, that this Section 5.06(d) shall not apply to any Seller Services, as defined in the Transition Services Agreement, for which the terms and conditions of the Transition Services Agreement shall control.

(e)    With respect to each Contract included in the Shared Assets and listed on Schedule 5.06(e) attached hereto (each a “Shared Contract”), Parent agrees to cooperate with Buyer, as reasonably requested in writing by Buyer, to extend and make available to Buyer any rights and/or benefits available under such Shared Contract with respect to the applicable Purchased Assets. Without limiting the foregoing: (i) upon the written request of Buyer, Parent agrees to exercise rights (for example, elections or options) on Buyer’s behalf under such Shared Contract to the extent pertaining to any Purchased Asset, at Buyer’s expense, provided that all Liabilities resulting from the exercise of such rights shall be Liabilities solely of Buyer, and Parent shall not exercise any of its rights under such Shared Contract to the extent solely pertaining to any Purchased Asset, unless requested or approved in writing by Buyer; (ii) Parent shall use commercially reasonable efforts at all times to promptly inform Buyer as to Parent’s material written communications from the other party to such Shared Contract to the extent pertaining to any Purchased Asset, including notifying Buyer in the event Parent is notified with respect to matters pertaining to any Purchased Asset that require Parent’s consent (or which trigger an option or an election by Parent) under such Shared Contract, or regarding matters pertaining to any Purchased Asset that would reasonably negatively affect Parent’s (or by virtue of this Section 5.06(e), Buyer’s) rights thereunder; and (iii) in the event that Buyer obtains an agreement from the other party to such Shared Contract to transfer the rights pertaining solely to any Purchased Asset under such Shared Contract directly to Buyer, Parent shall promptly transfer such rights to Buyer in a writing reasonably acceptable to Buyer and Parent, at Buyer’s expense. In addition, upon Buyer’s reasonable request and at Buyer’s expense, Parent shall use commercially reasonable efforts to cooperate with Buyer regarding any dispute with a counterparty to a Shared Contract arising in connection with any Purchased Asset covered by such Shared Contract, including enforcing or, in Parent’s discretion, enabling Buyer to enforce, for the benefit of Buyer and solely at Buyer’s expense, Parent’s rights under such Shared Contract with respect to such Purchased Asset.

Section 5.07    Books, Records and Files.

(a)    Subject to Section 2.01(b) and the terms, if any, of the Ancillary Agreements relating to Books, Records and Files, Parent shall transfer all Books, Records and Files, to the extent exclusively used in, or exclusively related to, the Business to Buyer or its Affiliates at the Closing or as soon as practicable thereafter, but may redact any information relating to Excluded Businesses, the Excluded Liabilities or Excluded Assets from such Books, Records and Files. Subject to Section 2.01(b) and the terms, if any, of the Ancillary Agreements relating to Books, Records and Files, to the extent that Books, Records and Files related to the Business include information not exclusively related to the Business, Parent shall provide copies (but may retain the originals) to Buyer of such Books, Records and Files at the Closing or as soon as practicable thereafter.

(b)    Each party shall only be obligated to provide Books, Records and Files pursuant to Section 5.07(a) in the form, condition and format in which they exist as of the Closing, and in no event shall either party be required to perform any improvement, modification, conversion, updating or reformatting of any such Books, Records and Files.

Section 5.08    Employment Matters.

(a)    Schedule 5.08(a) provided confidentially to Buyer lists the employees of Parent or any of its Affiliates who have been performing services primarily for the Business (the “Business Employees”), with their location, base salary or hourly wage rate and incentive compensation opportunities (including bonuses and/or commissions). Buyer may, in its sole discretion, elect to offer at-will employment to certain of the Business Employees (the “Designated Employees”) on or prior to the Closing Date on such Designated Employee’s existing terms and conditions (including location) of employment (subject to Section 5.08(b)). Parent and its Affiliates agree to cooperate with Buyer and use commercially reasonable best efforts to cause the Designated Employees to make available their employment services to Buyer. Parent and its Affiliates hereby consent to the hiring of such Designated Employees by Buyer and waive any claims or rights Parent or its Affiliates may have against Buyer or any such Designated Employees under any non-competition, confidentiality or employment agreement arising out of or relating to the employment by Buyer of such Designated Employees with respect to the Business. Designated Employees who accept employment by Buyer are referred to herein as “Transferred Employees.”

(b)    For a period of not less than twelve (12) months after the Closing Date, Buyer shall provide, or shall cause to be provided, to each Transferred Employee, (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Transferred Employee as of immediately prior to the Closing Date, (ii) aggregate cash incentive opportunities (including bonuses and/or commissions) that are no less favorable than the aggregate cash incentive and/or commissions opportunities provided to such Transferred Employee immediately prior to the Closing Date, and (iii) employee and fringe benefits (including health, welfare, 401(k) and severance benefits, but excluding compensatory equity awards, change in control benefits, and retention benefits) that are substantially similar to those provided to similarly situated employees of Buyer or its Affiliates.

(c)     Effective as of the Closing and thereafter, Buyer shall recognize, or shall cause to be recognized, each Transferred Employee’s employment or service with Sellers and their Affiliates (including any current or former Affiliate of Sellers or any predecessor of Seller or an applicable Affiliate) prior to the Closing for all purposes under employee benefit plans maintained by Buyer and its Affiliates, including for determining, as applicable, eligibility for participation, vesting and entitlement of the Transferred Employee under all employee benefit plans maintained by Buyer and its Affiliates, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans, except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Buyer and its Affiliates shall cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of Buyer or an Affiliate of Buyer to be waived with respect to Transferred Employees and their eligible dependents, except to the extent that any waiting period, exclusions or requirements still applied to such Transferred Employee under the comparable employee benefit plan in which such Transferred Employee participated immediately before the Closing.

(d)    The provisions of this Section 5.08 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.08, express or implied, shall confer upon any employee, consultant, manager or other service provider (or any dependent, successor, legal representative or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with Buyer or any of its Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 5.08, express or implied, shall be: (i) an amendment or deemed amendment of any plan providing benefits to any employee, or (ii) construed to interfere with the right of Buyer or its Affiliates to terminate the employment or other service relationship of any of the Transferred Employees at any time, with or without cause, or restrict any such entity in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment or other service arrangement of the Transferred Employees, or (iii) deemed to obligate any Buyer or its Affiliates to adopt, enter into or maintain any employee benefit plan or other compensatory plan, program or arrangement at any time.

Section 5.09    Non-Solicitation and Non-Competition.

(a)    For a period of one (1) year commencing on the Closing Date, Parent shall not, directly or indirectly, knowingly solicit, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages, any individual that is at such time, or that has served at any time during the 12-month period prior to the Closing Date, as an employee or independent contractor of the Business, or otherwise seek to influence or alter any such individual’s relationship with Buyer or any of its Affiliates; provided, however, that nothing in this Section 5.09(a) shall prohibit (i) any general solicitation through advertisement, search firm or otherwise, not specifically targeted at such employees or independent contractors, (ii) receiving and acting upon responses or inquiries from such individuals as a result of general solicitation or otherwise not as a result of active recruitment or solicitation, or (iii) soliciting, employing or engaging with any such person who has not been employed or engaged by Buyer in connection with the Business for three (3) months.

(b)    For a period of one (1) year commencing on the Closing Date, Buyer shall not, directly or indirectly, knowingly solicit, employ or engage, or participate in any manner (as an owner, equity holder, financing source, director, manager, officer, employee, agent, representative, consultant, service provider or otherwise) in any business that solicits, employs or engages, any individual that is at such time, or that has served at any time during the 12-month period prior to the Closing Date, as an employee or independent contractor of the urology and pelvic health division of Parent or of any of its Affiliates, or otherwise seek to influence or alter any such individual’s relationship with Parent or any of its Affiliates; provided, however, that nothing in this Section 5.09(b) shall prohibit (i) any general solicitation through advertisement, search firm or otherwise, not specifically targeted at such employees or independent contractors, (ii) receiving and acting upon responses or inquiries from such individuals as a result of general solicitation or otherwise not as a result of active recruitment or solicitation, or (iii) soliciting, employing or engaging with any such person who has not been employed or engaged by Parent or its Affiliates in connection with their respective urology and pelvic health divisions for three (3) months.

(c)    [***]

(d)    Parent, on the one hand, and Buyer, on the other hand, each acknowledge that a breach or threatened breach of this Section 5.09 as applicable to such party would give rise to irreparable harm to the other party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any of its obligations in this Section 5.09, the other party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    Parent, on the one hand, and Buyer, on the other hand, each acknowledge that the restrictions contained in this Section 5.09 applicable to such party are reasonable and necessary to protect the legitimate interests of the other party and constitute a material inducement to the other party to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant applicable to such party contained in this Section 5.09 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.09 and each provision hereof is severable and distinct covenants and provisions. Parent, on the one hand, and Buyer, on the other hand, shall have the right to collect its costs and expenses, including reasonable attorney’s fees, incurred in enforcing this Section 5.09 against the other party. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.10    Lock-Up Period.

(a)    Following the Closing, if requested by the managing underwriters in connection with Buyer’s initial public offering, Parent shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Buyer Capital Stock or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Buyer Capital Stock held by Parent (other than those included in the registration) for a period specified by the representative of the managing underwriters of Buyer Capital Stock (the “Lock-Up Period”); provided, that, (i) the Lock-Up Period shall be no longer than and on substantially the same terms as the lock-up period applicable to Buyer and the executive officers and directors of Buyer, (ii) the foregoing shall not apply to any Buyer Capital Stock held by Parent or its Affiliates unless all other Persons who beneficially own one percent (1%) or more of the then-outstanding preferred stock of Buyer are subject to the same lock-up restrictions, and (iii) if Parent grants any Person who beneficially owns one percent (1%) or more the then-outstanding Buyer Capital Stock a waiver of such Person’s lock-up restrictions, Buyer shall grant the same waiver to Parent with respect to its shares of Buyer Capital Stock; provided, further, that nothing herein shall prevent Parent from effecting a permitted transfer to an Affiliate pursuant to Section 5.11(d) below that is otherwise in compliance with the applicable securities Laws.

(b)    Parent agrees to execute and deliver such other agreements as may be reasonably requested by the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. In addition, if requested in writing by Buyer or the representative of the managing underwriters of Buyer Capital Stock (or other securities of Buyer), Parent shall provide, within ten (10) days of such request, such information as is required by Buyer or such representative in connection with the completion of any public offering of Buyer’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in this Section 5.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. Buyer may impose stop-transfer instructions with respect to the shares of Buyer Capital Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day (or other) period. Parent agrees that any transferee of any shares of Buyer Capital Stock acquired pursuant to this Agreement shall be bound by this Section 5.10.

Section 5.11    Restrictions on Transfer.

(a)    Prior to any sale, assignment, transfer, pledge or other disposition (a “Transfer”) of all or any shares of Buyer Capital Stock acquired pursuant to this Agreement, or any beneficial interest therein, Parent shall deliver to Buyer a written notice (the “Transfer Notice”), stating: (i) Parent’s bona fide intention to Transfer such Buyer Capital Stock, (ii) the name, address and phone number of each proposed purchaser or other transferee (each, a “Proposed Transferee”), (iii) the aggregate number of Buyer Capital Stock proposed to be Transferred to each Proposed Transferee (the “Offered Shares”), and (iv) the bona fide cash price or, in reasonable detail, other consideration for which Parent proposes to Transfer the Offered Shares (the “Offered Price”).

(b)    For a period of ten (10) days (the “Exercise Period”) after the date on which the Transfer Notice is deemed to have been delivered to the Buyer, Buyer shall have the right to purchase all but not less than all of the Offered Shares for the Offered Price (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations and the like). In order to exercise its right hereunder, Buyer must deliver written notice to Parent within the Exercise Period. Parent and Buyer shall effect the purchase of the Offered Shares by Buyer, if any, within ten (10) days of the delivery of such notice from Buyer to Parent.

(c)    If (i) Buyer does not elect to purchase the Offered Shares prior to the expiration of the Exercise Period or (ii) Buyer does not consummate the purchase of the Offered

Shares within the ten (10) day period described in clause (b) above, and such failure is not due to any action or omission by Parent, then Parent shall be free to Transfer the Offered Shares to the Proposed Transferee on terms and conditions no more favorable than set forth in the Transfer Notice; provided, that if the Offered Shares are not so Transferred within the seventy-two (72) day period following the deemed delivery of the Transfer Notice, then Parent may not Transfer such Offered Shares without complying again in full with the provisions of this Section 5.11; provided, further, that the Proposed Transferee shall agree to be bound by the provisions of Section 5.10.

(d)    Notwithstanding anything in this Section 5.11 to the contrary, Parent may Transfer shares of Buyer Capital Stock to an Affiliate without complying with subsections (a) through (c) of this Section 5.11; provided, that such Affiliate agrees to be bound by the provisions of Section 5.10 and this Section 5.11.

(e)    Any Transfer or attempt to Transfer in violation of this Section 5.11 shall be void.

(f)    The provisions of this Section 5.11 shall terminate upon a Change of Control of Buyer or an initial public offering of Buyer’s common stock.

ARTICLE 6

TAXES

Section 6.01    Tax Cooperation. Each of the parties and their Affiliates shall provide the other party with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return (including, for the avoidance of doubt, the preparation of any Tax Return by Parent and its Affiliates with respect to the receipt and ownership of the Stock Consideration) or any audit or other proceeding that relates to the Purchased Assets or the Business.

Section 6.02    Conveyance Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all Conveyance Taxes will be shared equally by Buyer, on the one hand, and Parent or the applicable Seller, on the other hand, regardless of which Person is obligated to pay such Conveyance Taxes under applicable Law; provided, however, that Buyer shall pay and be solely responsible for all value added, goods and services and any other similar taxes that are reasonably recoupable by Buyer or any Affiliate. Parent, the Sellers, and Buyer agree to use their commercially reasonable efforts to mitigate, reduce, or eliminate any Conveyance Taxes, and to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Conveyance Taxes. To the extent that one party claims any exemptions from any Conveyance Taxes, such party shall provide to the other party the appropriate exemption certificates. The parties and their respective Affiliates will cooperate in timely preparing and filing all necessary Tax Returns and other documentation with respect to all such Conveyance Taxes, and join in the execution of any such Tax Returns and other documentation in accordance with applicable Law.

Section 6.03    Property Taxes.

(a)    Parent and each Seller, as applicable, shall be liable for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets and the Business attributable to a Pre-Closing Tax Period, and Buyer shall be liable for and shall promptly pay when due all Property Taxes levied with respect to the Purchased Assets and the Business attributable to a Post-Closing Tax Period. In the event Buyer, Parent or any Seller makes any payment for which it is entitled to reimbursement under this Section 6.03, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth, in reasonable detail, the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(b)    Parent shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) when due all Tax Returns with respect to Property Taxes related to the Purchased Assets or the Business for all taxable periods that end on or before the Closing Date. The amount of Taxes for which Buyer is liable with respect to the Tax Returns filed pursuant to this Section 6.03(b) shall be paid by Buyer to the Seller within ten (10) days after the filing of the relevant Tax Return.

(c)    Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed (taking into account all extensions properly obtained) when due all Tax Returns required to be filed after the Closing Date with respect to Property Taxes related to the Purchased Assets and the Business, for all Straddle Periods and Post-Closing Tax Periods. To the extent that any such Tax Return relates to a Straddle Period, such Tax Returns shall be prepared and filed in a manner consistent with past practice, except to the extent required by Law. If any such Tax Return reflects a Tax for which Parent or any Seller may be liable pursuant to this Section 6.03, Buyer shall cause each such Tax Return, together with a statement setting forth Buyer’s determination of the reimbursement to which it is entitled under this Section 6.03, together with such supporting evidence as is reasonably necessary to calculate the proration amount, to be delivered to Parent for its review and comment at least fifteen (15) days prior to the due date for such Tax Return (taking into account all extensions properly obtained), and shall incorporate any revisions to such Tax Returns as may be reasonably requested by Parent. The amount of Taxes for which Parent or any Seller is liable with respect to the Tax Returns filed pursuant to this Section 6.03(c) shall be paid by Parent or such Seller to Buyer within ten (10) days after the filing of the relevant Tax Return.

Section 6.04    Withholding. Buyer, Parent, the Sellers and any of their respective Affiliates shall be entitled to deduct and withhold, or cause to be deducted and withheld, from amounts otherwise payable pursuant to this Agreement, any amounts as are required to be withheld or deducted with respect to such amounts under the Code, or any applicable provisions of state, local or non-U.S. Tax Law. Each party shall provide commercially reasonable notice to the other party upon becoming aware of any such withholding obligation and shall cooperate with such other party to the extent reasonable to obtain reduction of or relief from such withholding or deduction. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The party making any such deduction or withholding shall furnish to the other party official receipts (or copies thereof or, if official receipts are not available, other documentation reasonably satisfactory to the party in respect of which such deduction or withholding was made) evidencing the payment of any such amounts. Any refunds of amounts withheld or deducted under this Section 6.04 shall be for the account of the party in respect of which such deduction or withholding was made.

Section 6.05    Tax Refunds. The amount of any refund or credit in lieu of a refund of any Tax (including any interest paid by a Governmental Authority thereon) with respect to the Business or the Purchased Assets received by Buyer, Parent, any Seller, or any of their respective Affiliates, and attributable to any Pre-Closing Tax Period shall be for the account of Parent or such Seller, as applicable, and the amount of any refund or credit in lieu of a refund of any Tax (including any interest paid by a Governmental Authority thereon) with respect to the Business or the Purchased Assets received by Buyer, Parent, any Seller, or any of their respective Affiliates, and attributable to any Post-Closing Tax Period shall be for the account of Buyer. The amount of any such refund (including any interest paid by a Governmental Authority thereon) and the dollar amount of any such credit received by Buyer, Parent or any Seller or any of their Affiliates shall be paid by Buyer, Parent or any Seller, as applicable, to the other party within fifteen (15) days after such refund is received or the Tax Return claiming such credit is filed. Parent shall control the prosecution of any claim for a refund or credit of Property Taxes with respect to the Business or the Purchased Assets that relates to any Pre-Closing Tax Period; provided that Parent shall not settle or otherwise resolve any such claim without the prior written consent of Buyer (which consent shall not be unreasonable withheld, delayed or conditioned) to the extent that any such claim may adversely affect the Business or the Purchased Assets in a Post-Closing Tax Period.

Section 6.06    Tax Contests. Buyer and Parent shall promptly notify each other upon receipt by such party of written notice of any inquiries, claims, assessments, audits or similar events regarding Taxes with respect to the Business or Purchased Assets which may adversely affect the other party (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify the other party of any Tax Contest shall not relieve such other party of any liability with respect to such Tax Contest except to the extent such other party was actually prejudiced as a result thereof. Parent shall, at its expense, have the right to elect to control the conduct of any Tax Contest in respect of Property Taxes which may adversely affect Parent or any Seller. If Parent does not elect to control the conduct of a Tax Contest in respect of Property Taxes, Buyer shall, at its expense, have the right to control the conduct of such Tax Contest; provided that if Buyer controls such Tax Contest, Buyer shall keep Parent informed regarding the progress and substantive aspects of such Tax Contest. If any Tax Contest could reasonably be expected to have an adverse effect on or increase the Tax liability of Parent, any Seller or any of their Affiliates, Buyer shall not abandon, compromise or settle any such Tax Contest without obtaining Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.07    Bulk Sales. Each party hereby waives the other party’s compliance with any bulk sales laws of any jurisdiction in connection with transactions contemplated by this Agreement.

Section 6.08    Income Taxes. Notwithstanding anything in this Article 6 to the contrary, Parent, the Sellers, and their Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall be responsible for the preparation and filing of their own income, franchise and similar Tax Returns, the payment of their own income, franchise and similar Taxes, and the defense of any Tax Contest in respect of their own income, franchise and similar Taxes or Tax Returns.

Section 6.09    Withholding. At the request of Buyer, Parent, the Sellers and Buyer shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Business Employees.

Section 6.10    Tax Information. Buyer shall provide Parent with such information as reasonably requested by Parent with respect to Parent’s ownership of Buyer Series D Preferred Stock in connection with Parent’s preparation and filing of any Tax Return with respect to such Buyer Series D Preferred Stock.

ARTICLE 7

INDEMNIFICATION

Section 7.01    Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in this Agreement or in any certificates delivered in connection with this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided, however, that the representations and warranties made pursuant to Section 3.08 (Intellectual Property) and Section 3.13 (Assets; Title to Assets; Sufficiency) (collectively, the “Special Representations”) shall survive for a period of thirty-six (36) months; provided, further, that (i) the representations and warranties made pursuant to Sections 3.01 (Organization, Authority, and Qualification), Section 3.02(a)-(b) (No Conflict), Section 3.03 (Governmental Consents and Approvals), Section 3.05 (Litigation), Section 3.09 (Taxes), and Section 3.14 (Brokers) (collectively, the “Parent Fundamental Representations”) and (ii) the representations and warranties made pursuant to Section 4.01 (Organization, Authorization and Qualification), Section 4.02 (No Conflict), Section 4.03 (Governmental Consents and Approvals), Section 4.04 (Brokers) and Section 4.07 (Buyer Capitalization) (collectively, the “Buyer Fundamental Representations”), in each case, shall survive until thirty (30) calendar days after the expiration of the applicable statute of limitation; provided, further, that in the event of Fraud with respect to a representation or warranty, the applicable portion of such representation or warranty shall survive until the date that is thirty (30) days after the expiration of the longest statute of limitations applicable to such Fraud.

Section 7.02    Indemnification by Parent. Subject to the limitations set forth in Section 7.04 below, from and after the Closing, Buyer and its Affiliates, officers, directors, agents, successors and assigns (the “Buyer Indemnified Parties”) shall be indemnified and held harmless by Parent for and against, whether direct or indirect, all losses, damages, claims, costs and expenses, interest, awards, diminution in value, settlements, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and similar reasonable and documented out-of-pocket third-party expenses incurred in connection with defending against or settling any of the foregoing) actually suffered or incurred by them (hereinafter, “Losses”) to the extent arising directly or indirectly out of or directly or indirectly related to:

(a)    any failure by Parent to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(b)    events occurring prior to the Closing Date arising out of or related to the Business or the Purchased Assets (other than the Purchased Assets or Assumed Liabilities);

(c)    the Excluded Assets;

(d)    the Excluded Liabilities; and

(e)    the inaccuracy of any representation or the breach of any warranty of Sellers set forth in this Agreement or the Ancillary Agreements, or any certificate delivered by such Seller at Closing.

Section 7.03    Indemnification by Buyer. From and after the Closing, Parent and its Affiliates, officers, directors, agents, successors and assigns (together with the Buyer Indemnified Parties, the “Indemnified Parties”) shall be indemnified and held harmless by Buyer for and against any and all Losses to the extent arising directly or indirectly out of or directly or indirectly related to:

(a)    any failure by Buyer to fully perform, fulfill or comply with any covenant set forth herein or in any certificate, document or other instrument delivered pursuant to or in connection with this Agreement;

(b)    events occurring on or after the Closing Date arising out of or related to the Business or the Purchased Assets (other than the Excluded Assets or Excluded Liabilities);

(c)    the Assumed Liabilities; and

(d)    the inaccuracy of any representation or the breach of any warranty of Buyer set forth in this Agreement or the Ancillary Agreements, or any certificate delivered by Buyer at Closing.

Section 7.04    Limits on Indemnification.

(a)    General. Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Party shall have any Liability under this Article 7 for any punitive damages except to the extent awarded to a third party in an indemnifiable third-party claim.

(b)    Losses. For all purposes of this Article 7, “Losses” shall be net of (i) any insurance or other recoveries actually paid to an Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, and (ii) any Tax benefit actually realized by an Indemnified Party or any of its Affiliates as a result of a Loss in the year such Loss is incurred or the year following the year in which such Loss is incurred.

(c)    Threshold. No party will be required to indemnify any Indemnified Party hereunder until such time as the aggregate amount of Losses for which such Indemnified Party is otherwise entitled to indemnification pursuant to this Agreement exceeds $200,000, at which point the such Indemnified Party shall be indemnified against all Losses relating back to the first dollar of Losses.

(d)    Maximum Liability.

(i)    The maximum aggregate liability of Parent for indemnification under Section 7.02(e) (other than in respect of Special Representations or Parent Fundamental Representations) or of Buyer for indemnification under Section 7.03(d) (other than in respect of Buyer Fundamental Representations), in each case, will not exceed a maximum amount equal to ten percent (10%) of the Purchase Price (including any Milestone Payments) actually paid or issued, as applicable, to Parent.

(ii)    The maximum aggregate liability of Parent for indemnification under Section 7.02(e) solely in respect of Special Representations will not exceed a maximum amount equal to eighty percent (80%) of the Purchase Price (including any Milestone Payments) actually paid or issued, as applicable, to Parent.

(iii)    The maximum aggregate liability of Parent for indemnification under Section 7.02(a) and Section 7.02(e) solely in respect of Parent Fundamental Representations, collectively, will not exceed a maximum amount equal to the Purchase Price (including the value of the Closing Stock Consideration and any Milestone Payments) actually paid or issued, as applicable, to Parent, less the amount of any claims for indemnification subject to the limitations in the foregoing clauses (i) and (ii) of this Section 7.04(d).

(iv)    The maximum aggregate liability of Buyer for indemnification under Section 7.03(a) and Section 7.03(d), collectively, will not exceed an amount equal to the Purchase Price (including the value of the Closing Stock Consideration and any Milestone Payments) actually paid or issued, as applicable, to Parent as of such time.

(e)    Recovery. Any Losses for which the Buyer Indemnified Parties are entitled to recover pursuant to this Article 7 shall be recovered, at the election of Buyer, (i) in cash and shares of Buyer Capital Stock in the same proportions as the Cash Purchase Price and Stock Consideration actually paid to Parent hereunder at the time of such recovery until all shares of the Stock Consideration held by Parent have been recovered by Buyer, and then in cash, (ii) by setoff against the Delayed Cash Purchase Price to the extent not yet paid, or (iii) by setoff against any Milestone Payment then-payable in accordance with the terms of Section 2.07. For purposes of this Article 7, the value of each share of Buyer Capital Stock shall be deemed to be the Buyer Series D Preferred Stock Price or the Subsequent Equity Raise Stock Price, as applicable for such share of Buyer Capital Stock.

(f)    Time Limit. No indemnifying party will be liable for any Losses pursuant to Section 7.02(e) or Section 7.03(d) unless a Claim Notice is given by the Indemnified Party with respect thereto prior to the expiration of the applicable survival period set forth in Section 7.01 relating to the relevant representation and warranty.

(g)    Sole Remedy. From and after the Closing the respective rights of the parties under this Article 7 shall be the sole and exclusive remedies available to such parties with respect to the subject matter of this Agreement, other than injunctive relief with respect to Article 5 and Article 6.

(h)    Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit the liability of any Person in connection with a claim based on Fraud committed by such Person or of which such Person had actual knowledge.

Section 7.05    Notice of Loss; Indemnification Procedures; Third Party Claims.

(a)    An Indemnified Party shall give the indemnifying party notice of any matter that an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within sixty (60) days of such determination, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (a “Claim Notice”); provided, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article 7 except to the extent that such failure actually results in a material detriment to the indemnifying party and shall not relieve the indemnifying party from any other Liability that it may have to any Indemnified Party other than under this Article 7.

(b)    An indemnifying party may object to such Claim Notice by delivering written notice to the Indemnified Party specifying in good faith and in reasonable detail the basis for such objection within thirty (30) days following delivery by the Indemnified Party of the Claim Notice (such notice, an “Objection Notice”). If no Objection Notice is delivered within such 30-day period, such failure to so object shall be an irrevocable acknowledgement that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Claim Notice, and the applicable indemnifying party shall make the payment of such Losses to the Indemnified Party within ten (10) Business Days.

(c)    If an Objection Notice is delivered within thirty (30) days after delivery of an Claim Notice, the applicable indemnifying party and Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the applicable indemnifying party and Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by such parties, at which time the Indemnified Party shall be entitled to the amount set forth in the memorandum (if any) for the agreed upon Losses, and the applicable indemnifying party shall make the payment of such Losses to the Indemnified Party within ten (10) Business Days.

(d)    If no such agreement can be reached after good faith negotiation and prior to the date that is sixty (60) days after delivery of the applicable Objection Notice, the parties may seek to resolve such dispute pursuant to the terms hereof.

(e)    If an Indemnified Party shall receive notice of any Action from or involving any third party that the Indemnified Party believes is reasonably likely to give rise to a right of indemnification under this Article 7 (each, a “Third Party Claim”), then, as promptly as practicable after the receipt of such notice, the Indemnified Party shall give the indemnifying party notice of such Third Party Claim, stating the amount of the Loss, if known, and method of computation thereof and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article 7 except to the extent that such failure actually results in a detriment to the indemnifying party and shall not relieve the indemnifying party from any other Liability that it may have to any Indemnified Party other than under this Article 7. The indemnifying party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel reasonably satisfactory to the Indemnified Party if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of such notice of a Third Party Claim. If the indemnifying party elects to undertake any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall reasonably cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the indemnifying party. If the indemnifying party elects to direct the defense of any such claim or proceeding, it shall not consent to the entry of any judgment or enter into any settlement with respect to such Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. No settlement of a Third Party Claim effected without an indemnifying party’s prior written consent, which consent shall not be unreasonably withheld or delayed, shall be determinative of (a) the amount of Losses related to such matter or (b) whether an Indemnified Party is entitled to indemnification under any provision of this Article 7.

(f)    In order to satisfy any indemnification obligations of Parent or its Affiliates with respect to any claim for indemnification pursuant to this Article 7, Buyer shall recover any Losses for which it is entitled to indemnification hereunder from Parent but only subject to the limitations set forth in this Article 7.

Section 7.06    Tax Treatment of Indemnity Payments. For all Tax purposes, the parties agree to treat all payments made under any indemnity provisions contained in this Agreement as adjustments to the Purchase Price, except to the extent applicable Law requires otherwise.

ARTICLE 8

TERMINATION

Section 8.01    Termination. This Agreement may be terminated at any time prior to the Closing in the following circumstances:

(a)    by the mutual written consent of Parent and Buyer;

(b)    by either Parent or Buyer, if the Closing shall not have occurred by the fifteenth (15th) day following the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(c)    by either Parent or Buyer in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable.

Section 8.02    Effect of Termination. In the event of termination of this Agreement as provided in Section 8.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Section 5.02 and Article 7 and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.

ARTICLE 9

GENERAL PROVISIONS

Section 9.01    Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the other Ancillary Agreements and the transactions contemplated hereby and thereby shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

(a)	if to Parent:

c/o Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

Attention: Chief Financial Officer

with copies (which shall not constitute notice) to:

Boston Scientific Corporation

300 Boston Scientific Way

Marlborough, Massachusetts 01752

Attention:  Chief Corporate Counsel

And

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, Massachusetts 02116

if to Buyer:

Minerva Surgical, Inc.

Prior to April 15, 2020:

101 Saginaw Drive

Redwood City, CA 94063

After April 15, 2020:

4255 Burton Drive

Santa Clara, CA 95054

With copies to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

And

Wilson Sonsini Goodrich & Rosati

One Market Plaza

Spear Tower, Suite 3300

San Francisco, CA 94105

Section 9.03    Public Announcements. Each party to this Agreement shall consult with the other party before issuing, and shall provide the other party the reasonable opportunity to review and comment upon, any press release or other public announcement in respect of this Agreement or the transactions contemplated hereby and shall not issue any press release or other public statements or otherwise communicate with any news media regarding this Agreement and/or the transactions contemplated hereby without the consultation and prior written consent (not to be unreasonably withheld, conditioned or delayed) of the other party unless otherwise required by Law or applicable stock exchange regulation. The parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication. The parties agree that they shall each issue a press release announcing the execution of this Agreement, the timing and contents of which shall be reasonably satisfactory to the other party.

Section 9.04    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 9.05    Entire Agreement. This Agreement, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Parent, the Sellers and Buyer with respect to the subject matter hereof and thereof.

Section 9.06    Assignment. This Agreement may not be assigned without the express written consent of Parent and Buyer (which consent may be granted or withheld in the sole discretion of Parent or Buyer), as the case may be; provided, however, that either party may, without the consent of the other party, assign its rights and obligations, in whole or in part, under this Agreement to (a) one or more of its controlled Affiliates or (b) any successor entity of such party in connection with a merger or sale of substantially all the assets or capital stock of such party, except that no such assignment shall relieve the assigning party from the performance of its obligations hereunder.

Section 9.07    Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Buyer and Parent or (b) by a waiver in accordance with Section 9.08.

Section 9.08    Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 9.09    No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 9.10    Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.11    Interpretive Rules. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and all Article and Section references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.” The word “days” means calendar days unless otherwise specified herein. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require either party or their respective officers, directors, subsidiaries or Affiliates to take any action which would violate or conflict with any applicable Law. The word “if” means “if and only if.” The word “or” shall not be exclusive. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” will be deemed references to the lawful money of the United States of America. With respect to any materials, the words “made available” shall mean such materials were provided at least two (2)  days prior to the date hereof.

Section 9.12    Arbitration.

(a)    Any claim or dispute arising under or relating to this Agreement, including disputes related to the validity, interpretation or enforcement of any provision this Agreement, shall be finally settled under the JAMS Comprehensive Arbitration Rules and Procedures by a panel of three arbitrators, unless the parties otherwise mutually agree to a panel of one arbitrator (the “Panel”). Should the parties agree to a panel of three arbitrators, Buyer and Seller shall each select one arbitrator to represent them, and such two arbitrators together shall select a third arbitrator for the proceedings. The place of arbitration shall be San Mateo, California. The arbitration shall be conducted in the English language.

(b)    The Panel shall render an award within one (1) month from the date of the appointment of the Panel, unless Buyer and Parent otherwise agree in writing or the Panel determines that an extension is necessary. The arbitral award shall be in writing, state the reasons for the award, and be final and binding upon, and non-appealable by, the parties to this Agreement. To the extent as would be permitted under the JAMS Comprehensive Arbitration Rules and Procedures, the Panel shall be empowered to grant default and/or summary judgments. In addition to monetary damages, the Panel shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. Notwithstanding the foregoing, the parties agree that any of them may seek equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement from any court of competent jurisdiction, but that the final resolution of any disputes will be settled solely by the Panel.

(c)    The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the Panel, the parties, their counsel and any Person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(d)    The parties agree not to assert (by way of motion, as a defense or otherwise), in any such dispute that any claim arising out of, relating to, or in connection with the interpretation or performance of this Agreement is not subject to the jurisdiction of the Panel or that this Agreement may not be enforced by the Panel.

Section 9.13    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Subject to Section 9.12, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware federal court; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined primarily in any state court sitting in the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt by registered mail; provided, however, that nothing in this Section 9.13 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 9.13 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.13.

Section 9.14    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

Section 9.15    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

Section 9.16    Privileges. The parties hereto hereby agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to any such party with respect to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, and the Excluded Liabilities (collectively, “Privileges”), shall be governed by the provisions of this Section 9.16. With respect to matters relating to the Excluded Assets or the Excluded Liabilities, and with respect to all files, books, records, work papers, documents, communications or other information of Parent or any of its Affiliates prepared in connection with this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, Parent shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Affiliates. Buyer and its Affiliates shall take no action without the prior written consent of Parent that would reasonably be expected to result in any waiver of any such Privileges of Parent or any of its Affiliates. After the Closing, Buyer and its Affiliates shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Business (except for the Excluded Liabilities or the Excluded Assets), the Purchased Assets or the Assumed Liabilities, including the right to assert any Privilege against Parent or its Affiliates. Parent shall not, and shall cause its Affiliates not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer or any of its Affiliates. The rights and obligations created by this Section 9.16 shall apply to all files, books, records, work papers, documents, communications and other information as to which Parent or Buyer or their respective Affiliates would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by Parent or its Affiliates, or by Buyer and its Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other party or if Parent or its Affiliates or Buyer or its Affiliates, as the case may be, obtains knowledge that any current or former employee of Parent or its Affiliates, or of Buyer or its Affiliates, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide such other party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 9.16 or otherwise (at its sole cost) to prevent the production or disclosure of Privileged Information. Parent’s transfer of any files, books, records, work papers, documents, communications or other Privileged Information to Buyer in accordance with this Agreement and Parent’s agreement to permit Buyer to obtain

Privileged Information existing prior to the Closing are made in reliance on the parties’ respective agreements, as set forth in this Section 9.16 to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by Parent or Buyer, as the case may be. The access to files, books, records, work papers, documents, communications or other Privileged Information being granted pursuant to this Agreement, and the disclosure to Buyer and Parent of Privileged Information relating to the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by Parent or Buyer to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 9.16 or otherwise.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of Parent, Sellers and Buyer has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Daniel J. Brennan
Name: Daniel J. Brennan
Title: Executive Vice President and Chief Financial Officer

TARGET THERAPEUTICS, INC.

By:	/s/ Vance Brown
Name: Vance Brown
Title: Vice President and Secretary

BOSTON SCIENTIFIC SCIMED, INC.

By:	/s/ Vance Brown
Name: Vance Brown
Title: Vice President and Secretary

[Signature Page to Asset Purchase Agreement]

IN WITNESS WHEREOF, each of Parent, Sellers and Buyer has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MINERVA SURGICAL, INC.

By:	/s/ David Clapper

Name: David Clapper
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

ANNEX A

SELLERS

1. Boston	Scientific Scimed, Inc., a Minnesota corporation

2. Target	Therapeutics, Inc., a Delaware corporation

EXHIBIT A TO

ASSET PURCHASE AGREEMENT

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

[Intentionally Omitted]

EXHIBIT B TO

ASSET PURCHASE AGREEMENT

NON-EXCLUSIVE LICENSE AGREEMENT

[Executed Version Filed Separately with the Securities and Exchange Commission]

EXHIBIT C TO

ASSET PURCHASE AGREEMENT

EXCLUSIVE LICENSE AGREEMENT

[Executed Version Filed Separately with the Securities and Exchange Commission]

EXHIBIT D TO

ASSET PURCHASE AGREEMENT

SUPPLY AGREEMENT

[Executed Version Filed Separately with the Securities and Exchange Commission]

1

EXHIBIT E TO

ASSET PURCHASE AGREEMENT

TRANSITION SERVICES AGREEMENT

[Executed Version Filed Separately with the Securities and Exchange Commission]

EXHIBIT F TO

ASSET PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT

[Intentionally Omitted]

EXHIBIT G TO

ASSET PURCHASE AGREEMENT

MINERVA SURGICAL, INC.

[***]

EXECUTION VERSION

DISCLOSURE SCHEDULE OF

BOSTON SCIENTIFIC CORPORATION

[***]

Execution Version

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of May 14, 2021, by and between (i) Boston Scientific Corporation, a Delaware corporation (“Parent”), and (ii) Minerva Surgical, Inc., a Delaware corporation (the “Buyer”). Parent and Buyer are sometimes collectively referred to herein as the “Parties” and each individually is sometimes referred to herein as a “Party”.

RECITALS

WHEREAS, on April 28, 2020, Parent, Buyer and the Sellers (as defined therein) entered into an Asset Purchase Agreement (as amended, supplemented or restated from time to time, the “Purchase Agreement”);

WHEREAS, in accordance with Section 9.07 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement to, among other things, extend the time for payment of the Delayed Cash Purchase Price, and revise the First Revenue Milestone Payment; and

WHEREAS, in connection with such amendment to the Purchase Agreement, the Parties desire to memorialize certain other agreements between the Parties related thereto as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENTS

1. Definitions. Capitalized terms used herein without definition have the meanings assigned to such terms in the Purchase Agreement.

2. Amendments to Purchase Agreement. Subject to the terms and conditions of this Amendment, the Purchase Agreement is hereby amended as follows:

(a)    Section 1.01 (Certain Defined Terms) of the Purchase Agreement. Section 1.01 of the Purchase Agreement is hereby amended by adding the following definitions in the appropriate alphabetical location:

“Qualified IPO” means the Buyer’s first underwritten public offering of its Common Stock pursuant to the Securities Act, on Form S-1 (as defined in the Securities Act) or a successor form, and declared effective by, the Securities and Exchange Commission under the Securities Act.

(b)    Section 2.03(a)(iv) of the Purchase Agreement. Section 2.03(a)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    Subject to the right of setoff set forth in Section 7.04(d)(iv), Buyer shall pay to Parent an aggregate amount in cash equal to $15,000,000 (the “Delayed Cash Purchase Price” and, together with the Closing Cash Purchase Price and any cash paid in accordance with Section 2.07, the “Cash Purchase Price”) on the earlier of (x) the date that is fifteen (15) days after the consummation of a Qualified IPO and (y) October 1, 2021;

(c)    Section 2.07(a)(vi) of the Purchase Agreement. Section 2.07(a)(vi) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(vi)    “First Revenue Milestone Payment” means (A) $5,000,000 if Net Revenue is less than or equal to $30,000,000 in calendar year 2021, or (B) $10,000,000 if Net Revenue exceeds $30,000,000 in calendar year 2021.

(d)    Development Milestone and Section 2.07(b)(iii) of the Purchase Agreement. The Parties hereby agree that all conditions to the payment of the Development Milestone Payment are eliminated and that all of the rights, duties and obligations of each Party related to or contingent upon the achievement of the Development Milestone shall be, and deemed to be, triggered or terminated as applicable. In connection with the foregoing, Section 2.07(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    Subject to Buyer’s right of setoff in accordance with Section 7.04(d)(iv), Buyer shall deliver, or cause to be delivered, to Parent the Development Milestone Payment within fifteen (15) days after the consummation of a Qualified IPO; in the event that a Qualified IPO has not been consummated on or before October 1, 2021, the Development Milestone Payment shall be due and payable upon the earlier to occur of (I) the closing of the first financing of the Buyer after October 1, 2021 and (II) the date the First Revenue Milestone Payment is due and payable, (A) by wire transfer in immediately available funds to an account or accounts designated in writing by Parent not fewer than three (3) Business Days prior to the date such Development Milestone Payment becomes payable, or (B) should Buyer be insolvent and not have sufficient available funds to pay the Development Milestone Payment in cash on the date such Development Milestone Payment becomes payable, at Parent’s election, (x) Buyer shall issue to Parent a number of Buyer Series D Preferred Stock equal to the Development Milestone Payment divided by the Buyer Series D Preferred Stock Price, rounded to the nearest whole share or (y) if

2

at any time after Closing Buyer has an equity raise of at least $3 million (a “Subsequent Equity Raise”), Buyer shall issue to Parent a number of shares of the class or series of Buyer Capital Stock issued in such Subsequent Equity Raise equal to the Development Milestone Payment divided by the price per share of the Buyer Capital Stock issued in such Subsequent Equity Raise (the “Subsequent Equity Raise Stock Price”), rounded to the nearest whole share.

3. Miscellaneous. The provisions of Sections 1.01 and 1.02, and Article IX of the Purchase Agreement are incorporated herein by reference as if set out fully herein and shall apply in all respects to this Amendment, mutatis mutandis.

4. Conditions to Effectiveness. The effectiveness of this Amendment is subject to:

(a)     the execution and delivery by the Parties of this Amendment;

(b)    the execution and delivery by each Investor (as defined in the Convertible Note Agreement) to Parent of an acknowledgement in substantially the form of Exhibit A hereto (an “Investor Acknowledgement”) within seven (7) calendar days of the date hereof; and

(c)    approval of this Amendment, by the Board of Directors of the Buyer.

5. No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Purchase Agreement are expressly amended by Section 2 of this Amendment, all terms and conditions of the Purchase Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Purchase Agreement, the provisions of this Amendment shall prevail and control.

6. Reference to the Purchase Agreement. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Purchase Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Purchase Agreement and a reference to the Purchase Agreement in any such instrument or document shall be deemed to be a reference to the Purchase Agreement as amended by this Amendment.

7. Counterparts and Delivery. This Amendment may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

3

[The remainder of this page is intentionally left blank.]

4

IN WITNESS WHEREOF, this Amendment No. 1 to Asset Purchase Agreement has been duly executed as of the date first written above.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Vance Brown

Name:	Vance Brown

Title:	Vice President and Chief Corporate Counsel

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Amendment No. 1 to Asset Purchase Agreement has been duly executed as of the date first written above.

MINERVA SURGICAL, INC.

By:	/s/ David Clapper

Name:	David Clapper

Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

EXHIBIT A

INVESTOR ACKNOWLEDGMENT

[Investor]

Re: Acknowledgment of obligations under Note Purchase Agreement

Dear [ ● ],

Reference is hereby made to (1) that certain Asset Purchase Agreement dated as of April 28, 2020, by and among Boston Scientific Corporation (“BSC”), the Sellers (as defined therein) and Minerva Surgical, Inc. (“Minerva” or the “Company”) (as amended, supplemented or restated from time to time, the “Asset Purchase Agreement”) and (2) that certain Note Purchase Agreement (the “NPA”) dated April 28, 2020, by and among Minerva, you, the other Investors (as defined therein) and, solely for the purposes of Sections 6(a) and 6(j) thereof, BSC.

Under the NPA, you are obligated to purchase a Second Closing Note upon the Board’s determination that the Second Closing Notes are required to satisfy Minerva’s deferred payment obligations due to BSC. Minerva and BSC have agreed to amend the Purchase Agreement to, among other things, extend the payment due date for Minerva’s deferred payment obligation due to BSC under the Asset Purchase Agreement. Notwithstanding anything in the NPA to the contrary, you hereby acknowledge that your obligation to purchase the Second Closing Note in accordance with the terms and provisions of the NPA remain in full force and effect and continue until such time as Minerva has fully paid the deferred payment obligation due to BSC.

We kindly ask that you please confirm your acknowledgment of this letter and agreement with the foregoing by signing below and returning to [ ● ].

Sincerely,

MINERVA SURGICAL, INC.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED
[ ● ]

By:
Name:
Title:
Date:

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT (this “Amendment”) is made and entered into as of September 9, 2021, by and between (i) Boston Scientific Corporation, a Delaware corporation (“Parent”), and (ii) Minerva Surgical, Inc., a Delaware corporation (the “Buyer”). Parent and Buyer are sometimes collectively referred to herein as the “Parties” and each individually is sometimes referred to herein as a “Party”.

RECITALS

WHEREAS, on April 28, 2020, Parent, Buyer and the Sellers (as defined therein) entered into an Asset Purchase Agreement (as amended, supplemented or restated from time to time, the “Purchase Agreement”);

WHEREAS, in accordance with Section 9.07 of the Purchase Agreement, the Parties desire to amend the Purchase Agreement to, among other things, extend the time for payment of the Delayed Cash Purchase Price; and

WHEREAS, in connection with such amendment to the Purchase Agreement, the Parties desire to memorialize certain other agreements between the Parties related thereto as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

AGREEMENTS

1. Definitions. Capitalized terms used herein without definition have the meanings assigned to such terms in the Purchase Agreement.

2. Amendments to Purchase Agreement. Subject to the terms and conditions of this Amendment, the Purchase Agreement is hereby amended as follows:

(a)    Section 2.03(a)(iv) of the Purchase Agreement. Section 2.03(a)(iv) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    Subject to the right of setoff set forth in Section 7.04(d)(iv), Buyer shall pay to Parent an aggregate amount in cash equal to $15,000,000 (the “Delayed Cash Purchase Price” and, together with the Closing Cash Purchase Price and any cash paid in accordance with Section 2.07, the “Cash Purchase Price”) on the earlier of (x) the date that is fifteen (15) days after the consummation of a Qualified IPO and (y) November 1, 2021;

(b)    Section 2.07(b)(iii) of the Purchase Agreement. Section 2.07(b)(iii) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

(iii)    Subject to Buyer’s right of setoff in accordance with Section 7.04(d)(iv), Buyer shall deliver, or cause to be delivered, to Parent the Development Milestone Payment within fifteen (15) days after the consummation of a Qualified IPO; in the event that a Qualified IPO has not been consummated on or before November 1, 2021, the Development Milestone Payment shall be due and payable upon the earlier to occur of (I) the closing of the first financing of the Buyer after November 1, 2021 and (II) the date the First Revenue Milestone Payment is due and payable, (A) by wire transfer in immediately available funds to an account or accounts designated in writing by Parent not fewer than three (3) Business Days prior to the date such Development Milestone Payment becomes payable, or (B) should Buyer be insolvent and not have sufficient available funds to pay the Development Milestone Payment in cash on the date such Development Milestone Payment becomes payable, at Parent’s election, (x) Buyer shall issue to Parent a number of Buyer Series D Preferred Stock equal to the Development Milestone Payment divided by the Buyer Series D Preferred Stock Price, rounded to the nearest whole share or (y) if at any time after Closing Buyer has an equity raise of at least $3 million (a “Subsequent Equity Raise”), Buyer shall issue to Parent a number of shares of the class or series of Buyer Capital Stock issued in such Subsequent Equity Raise equal to the Development Milestone Payment divided by the price per share of the Buyer Capital Stock issued in such Subsequent Equity Raise (the “Subsequent Equity Raise Stock Price”), rounded to the nearest whole share.

3. Miscellaneous. The provisions of Sections 1.01 and 1.02, and Article IX of the Purchase Agreement are incorporated herein by reference as if set out fully herein and shall apply in all respects to this Amendment, mutatis mutandis.

4. No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Purchase Agreement are expressly amended by Section 2 of this Amendment, all terms and conditions of the Purchase Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Purchase Agreement, the provisions of this Amendment shall prevail and control.

5. Reference to the Purchase Agreement. On and after the date hereof, each reference in the Purchase Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to

2

the Purchase Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Purchase Agreement and a reference to the Purchase Agreement in any such instrument or document shall be deemed to be a reference to the Purchase Agreement as amended by this Amendment.

6. Counterparts and Delivery. This Amendment may be executed and delivered (including by facsimile transmission or .pdf) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, this Amendment No. 2 to Asset Purchase Agreement has been duly executed as of the date first written above.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Vance Brown
Name:	Vance Brown
Title:	Senior VP, General Counsel

SIGNATURE PAGE TO AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

IN WITNESS WHEREOF, this Amendment No. 2 to Asset Purchase Agreement has been duly executed as of the date first written above.

MINERVA SURGICAL, INC.

By:	/s/ David Clapper
Name:	David Clapper
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT